Exhibit 2.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(2).

Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ASSET PURCHASE AGREEMENT
DATED AS OF SEPTEMBER 10, 2021
By and Among
MK DECISIONING SYSTEMS, LLC,
MORSIKH, LP,
GURU DHARAM SINGH KHALSA,
HAR RAI SINGH KHALSA,
ALKAMI TECHNOLOGY, INC.,

and

ALKAMI MANTRA, LLC

THIS DOCUMENT WILL BE KEPT STRICTLY CONFIDENTIAL PURSUANT TO THE TERMS OF A CONFIDENTIALITY AGREEMENT BETWEEN THE PARTIES.

TABLE OF CONTENTS

2

3

ASSET PURCHASE AGREEMENT
    THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 10, 2021, is made by and among (i) MK Decisioning Systems, LLC, an Arizona limited liability company (“Seller”), (ii) Morsikh, LP, Guru Dharam Singh Khalsa, and Har Rai Singh Khalsa (each, a “Seller Principal” and, together, the “Seller Principals”), (iii) Alkami Mantra, LLC, a Delaware limited liability company (“Buyer”), and solely with respect to Section 2.9 and Article V hereof, Alkami Technology, Inc., a Delaware corporation and parent of Buyer (“Alkami Parent”). Certain terms used herein are defined in Section 8.10 hereof.

PREAMBLE
A.Seller Principals collectively own 98% of the membership interests of Seller.
B.Seller is engaged in the business of providing software and related services for deposit account opening, credit card origination, and indirect and direct personal loan origination to banks, credit unions, and other finance companies, and other related software and services (the “Business”).
C.Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, substantially all of the assets, business and operations of Seller, together with specified obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein.
D.Each of the Seller Principals will realize significant direct or indirect economic benefits in connection with the transactions contemplated by this Agreement.
E.Alkami Parent will realize significant direct or indirect economic benefits in connection with the transactions contemplated by this Agreement.
AGREEMENT
    NOW, THEREFORE, in consideration of the premises, the mutual covenants of the Parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

PURCHASE AND SALE OF ASSETS
I.1Purchase and Sale of Acquired Assets.
(a)Subject to and upon the terms of this Agreement, at the Closing (as defined herein), Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, free and clear of all Liens other than Permitted Liens, all right, title and interest in and to substantially all of Seller’s rights, properties and assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever located) and whether or not required to be reflected on a balance sheet (collectively, the “Acquired Assets”), including the following:
(i)all goodwill of the Business as a going concern;
(ii)all contracts, agreements, leases, instruments or other understandings (whether written or oral) identified in Schedule 1.1(a)(ii), including amendments and supplements, modifications, and side letters thereto (collectively, the “Acquired Contracts”);
(iii)all data and databases used in the conduct of the Business or within the possession and control of Seller and relating to the Business;
(iv)all accounts receivable, prepaid expenses, deposits and rights to refunds, rebates or other discounts due from clients, suppliers or other third parties, under any of the Acquired Assets, except as specified in Section 1.1(a)(iv);
(v)all cash collected by Seller, any Seller Principal, or any of their Affiliates or by Buyer after the Closing Date that is related to the Acquired Assets, including all revenues recorded by Buyer under the Acquired Contracts after the Closing Date, including such revenues collected by Seller, any Seller Principal, or any of their Affiliates;
(vi)all assets set forth on Schedule 1.1(a)(vi);
(vii)all Seller Owned IP; and
(viii)all Other Acquired Assets.
(b)Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase from Seller, and the Acquired Assets shall not include, the following assets, properties, interests and rights of Seller (the “Excluded Assets”):
(i)all cash and cash equivalents (net of outstanding checks and wires in transit) of Seller as of the Closing Date;
(ii)contracts, agreements, leases, instruments or other understandings (whether written or oral) that are not Acquired Contracts, and any liabilities associated therewith, whether accrued as of the Closing or to accrue thereafter;
(iii)all equity and other ownership interests in Seller;
(iv)the organizational documents, minute books, and other documents relating exclusively to the organization, maintenance and existence of Seller as an entity, including taxpayer and other identification numbers, Tax Returns, Tax information and Tax records;

(v)the rights of Seller under this Agreement and the other Transaction Documents;
(vi)any refunds (or rights thereto) relating to Taxes attributable to Seller for all periods ending on or prior to the Closing Date;
(vii)the sponsorship of, any assets maintained pursuant to or in connection with, and any benefit or compensation plan, policy, program, contract, agreement, or arrangement at any time maintained, sponsored, contributed or required to be contributed to by Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates has any current or contingent liability or obligation; and
(viii)the Leases and all prepaid rent that has been remitted by Seller under the Leases, and any refunds or rights relating thereto.
I.2Assumption of Liabilities. Subject to and upon the terms of this Agreement and excluding the Excluded Liabilities, Buyer hereby agrees to assume only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):
(a)the liabilities of Seller set forth on Schedule 1.2(a);
(b)deferred service obligations of Seller incurred in the ordinary course of business that are existing as of the Closing;
(c)the obligations of Seller pursuant to the terms of the Acquired Contracts, but only to the extent such obligations (i) do not arise from or relate to any failure to perform, improper performance or breach by Seller under any such Acquired Contracts on or prior to the Closing Date, (ii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time or both, would constitute or result in a breach by Seller of any of such Acquired Contracts and (iii) do not arise from any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date; and
(d)all accounts payable and accrued expenses of Seller relating to the operation of the Business, in each case, solely to the extent taken into account as liabilities for purposes of calculating Net Working Capital.
I.3Excluded Liabilities. Except as expressly provided in Section 1.2 and Section 6.1(a) (with respect to Transfer Taxes), Buyer shall not assume or be liable for any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, liquidated, unliquidated or otherwise and whether due or to become due) of Seller or any other Person, whether or not relating to the Business (the “Excluded Liabilities”), including the following:
(a)(i) any liability or obligation relating to Taxes attributable to or imposed upon Seller, Seller Principals or any of their Affiliates (or for which Seller, Seller Principals or any of their Affiliates may otherwise be liable) without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date and (ii) any liability or obligations relating to Taxes attributable to or imposed on the Acquired Assets or the Business for any period (or portion thereof) ending on or prior to the Closing Date including all liabilities of Seller, Seller Principals or any of their Affiliates for Taxes related to the transactions contemplated by this Agreement;
(b)any liability, expense or obligation of Seller arising out of or relating to the execution, delivery or performance of this Agreement, including any claim for payment of fees or expenses as a broker or finder or any transaction-related bonuses or other compensation payable in connection with the origination, negotiation, execution or consummation of this Agreement, or based upon any agreement or alleged agreement between the claimant and Seller;
(c)any liability or obligation of Seller for Indebtedness (including PPP Loans) or Seller Transaction Expenses;
(d)any liability or obligation of Seller relating to any Excluded Asset;
(e)any liability or obligation of Seller arising out of or relating to a breach by Seller of any applicable law;
(f)except to the extent expressly included in, and without limiting the scope of, the Assumed Liabilities, any liability or obligation that relates to, or arises out of, directly or indirectly, the operation of the Business or Seller’s ownership, control or use of the Acquired Assets prior to the Closing Date, including, but not limited to, any liability to any current, past or future employee or independent contractor or client or customer of Seller based on any event or events occurring on or prior to the Closing Date or otherwise attributable to the performance of services for or on behalf of Seller prior to the Closing Date;
(g)any liability or obligation at any time arising under or pursuant to or in connection with any benefit or compensation plan, policy, program, contract, agreement, or arrangement at any time maintained, sponsored, contributed or required to be contributed to by Seller or with respect to which Seller has any current or contingent liability or obligation, including any accrued vacation and paid time off, any severance or retention related agreement, plan or similar arrangement, and further including any liabilities or obligations related to the Health and Welfare Benefits or relating to any breach by Seller of any representation, warranty or covenant related to the Health and Welfare Benefits;
(h)any liability or obligation of Seller arising from or relating to the Intellectual Property of third parties, including any loss or Infringement thereof (except, and only to the extent arising exclusively from, Buyer’s use of the Intellectual Property subsequent to the Closing in a manner that is materially different from how the Intellectual Property was used prior to the Closing);

(i)any liability or obligation of Seller which Buyer may become liable for as a result of or in connection with any “de facto merger” or “successor-in-interest” theories of liability (other than the Assumed Liabilities specifically referenced in Section 1.2 above);
(j)any liability or obligation related to any brokers or advisors or any services provided by the same in connection with the Business prior to the Closing Date;
(k)any litigation, pending or threatened, as of the Closing Date or arising from or relating to activities of Seller prior to the Closing Date, including the litigation identified on Schedule 1.3(k);
(l)any liability arising out of the actual or alleged tortious conduct of Seller, any of the Seller Principals, any of their Affiliates or any of the employees or agents of any of Seller, any of the Seller Principals or any of their Affiliates; and
(m)any liability set forth on Schedule 1.3(m).
For purposes of this Section 1.3, “Seller” shall be deemed to include the Seller Principals, all Affiliates of Seller, any predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

I.4Third-Party Consents. To the extent that any Acquired Asset, including, without limitation, any Acquired Contract, is not assigned or not assignable to Buyer, or if any necessary consent to such assignment shall not have been obtained by Seller, as of the Closing Date, and Buyer agrees to close without such assignment or consent, this Agreement shall not constitute an assignment or attempted assignment of such Acquired Asset. With respect to any such Acquired Asset, from and after the Closing Date, each of Seller and the Seller Principals shall use its commercially reasonable efforts to obtain the assignment, or any necessary consents to the assignment, of such Acquired Asset. If such assignments or consents are not obtained, Seller (a) shall negotiate with Buyer in good faith to agree upon a reasonable arrangement designed to provide Buyer with the benefits of such Acquired Asset and (b) shall enforce at the request of Buyer, at Buyer’s cost, any rights of Seller arising from such Acquired Asset (including a right of termination).
Article II

CONSIDERATION AND MANNER OF PAYMENT
II.1Purchase Price. The aggregate purchase price for the Acquired Assets (the “Purchase Price”) is the sum of (a) the Closing Cash Consideration, adjusted pursuant to Section 2.3(a), (b) the Earn-Out Payments, if any, and (c) Buyer’s assumption of the Assumed Liabilities.
II.2Payment of Closing Cash Consideration at the Closing.

(a)At the Closing, Buyer shall pay the Closing Cash Consideration, as adjusted pursuant to Section 2.3(a)(ii) and after deducting the amount of Indebtedness, the Seller Transaction Expenses and the Holdback Amount, to Seller, by wire transfer of immediately available funds to the account designated by Seller.
(b)With respect to the deductions from the Closing Cash Consideration described in Section 2.2(a) above, at the Closing, Buyer shall: (i) pursuant to the terms of an escrow agreement by and among the Parties and the Escrow Agent (the “Holdback Escrow Agreement”), deposit into an escrow account (the “Escrow Account”) with the Escrow Agent an amount equal to $2,000,000 (the “Holdback Amount”) by wire transfer of immediately available funds, in accordance with the Escrow Agreement, to serve as a source for satisfying any unresolved claims by any Buyer Indemnified Party; and (ii) make such payments on behalf of Seller as are set forth on the Estimated Closing Statement, including the payoff of Indebtedness.
II.3Purchase Price Adjustment.
(a)Purchase Price Adjustment. The Closing Cash Consideration and the Purchase Price shall be subject to adjustment as provided in this Section 2.3(a).
(i)Estimated Net Working Capital.  Seller has prepared and delivered to Buyer a good faith statement (the “Estimated Closing Statement”) setting forth an estimate of the Net Working Capital (the “Estimated Net Working Capital”), prepared and determined in accordance with GAAP, and to the extent consistent with GAAP, the financial principles, accounting methods, practices, assumptions, policies, methodologies and procedures consistently applied in the preparation of the Net Working Capital Detail section of the Estimated Closing Statement.
(ii)Pre-Closing Adjustment. At Closing, any amount by which the Estimated Net Working Capital is less than the Net Working Capital Target will be subtracted from the Closing Cash Consideration.
(iii)Closing Statement. Not later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”), setting forth the proposed final Net Working Capital and any additional adjustment to the Closing Cash Consideration resulting therefrom. The Closing Statement shall be prepared on a basis consistent with the methodology employed in the calculation of the Estimated Net Working Capital pursuant to Section 2.3(a)(i). Seller will afford Buyer and its employees, agents and representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, books and records of Seller and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated for the Closing Statement. Seller shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations in the Closing Statement.

(iv)Protest Notice. Within thirty (30) days following delivery of the Closing Statement, Seller may deliver written notice (the “Closing Statement Protest Notice”) to Buyer of any disagreement that Seller has with the Closing Statement. Such Closing Statement Protest Notice shall set forth in reasonable detail the basis of such disagreement together with the amount(s) in dispute. The failure of Seller to deliver such Closing Statement Protest Notice within the prescribed time period will constitute Seller’s acceptance of the Closing Statement as determined by Buyer. Seller and its representatives shall be given reasonable access to Buyer’s books and records relating to, and personnel familiar with the preparation of, the Closing Statement during reasonable business hours for the purpose of reviewing the Closing Statement, preparing the Closing Statement Protest Notice (if any) and resolving any differences between the Parties pursuant to Section 2.3(a)(v). Seller shall be deemed to have agreed with all items and amounts of Net Working Capital not specifically referenced in the Closing Statement Protest Notice, and such items and amounts shall not be subject to review in accordance with Section 2.3(a)(v).
(v)Resolution of Protest. During the fifteen (15) days following delivery of any Closing Statement Protest Notice, Buyer and Seller shall seek in good faith to resolve any differences which they may have with respect to the matters specified in the Closing Statement Protest Notice. If Buyer and Seller are unable to resolve any disagreement set forth in the Closing Statement Protest Notice within such fifteen (15) day period, then Seller and Buyer shall jointly engage a nationally recognized independent public accounting firm that is not the independent auditor of any of Buyer, Seller or their respective Affiliates or any firm that has provided services to Buyer, Seller or their respective Affiliates since December 31, 2017 (the firm so engaged, the “Accountants”). The Accountants so engaged shall be required to resolve the disagreements with or relating to the Closing Statement in accordance with the terms and provisions of this Agreement within thirty (30) days after Seller and Buyer submit the matter to the Accountants, which resolution shall, absent manifest error, be final and binding on each of the Parties. The Accountants shall act to resolve, based solely on presentations and supporting materials provided by Buyer and Seller, and not by independent review, each item of disagreement; provided, that the Accountants shall only be authorized to resolve any disputed items and amounts within the range of difference between Seller’s position with respect thereto and Buyer’s position with respect thereto. Written submissions must be made by Buyer and Seller within fifteen (15) days after the Accountants are engaged, and the Accountants must rule within fifteen (15) days of receiving such submissions. The Accountants may conduct a conference concerning the disagreements between Seller and Buyer, at which conference each Party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Accountants and the other Party), and (ii) have present its advisors, accountants, counsel and other representatives. Buyer and Seller agree to execute, if requested by the Accountants, a reasonable engagement letter. The Accountants shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains a definitive Closing Statement.  Such report and the definitive Closing Statement therein shall, absent manifest error, be final and binding upon the Parties.  The fees, costs and expenses of the Accountants shall be borne equally by Buyer, on the one hand, and Seller and Seller Principals in the aggregate, on the other hand. The term “Final Closing Statement” as used in this Agreement, shall mean the definitive Closing Statement accepted by Seller pursuant to Section 2.3(a)(iii) or agreed to by

Seller and Buyer in accordance with this Section 2.3(a)(v) or the definitive Closing Statement resulting from the determinations made by the Accountants in accordance with this Section 2.3(a)(v). The Accountants shall act as experts and not arbitrators.
(b)Payment. Within three (3) Business Days following the determination of the Final Closing Statement, if the Net Working Capital set forth on the Final Closing Statement (the “Final Net Working Capital”) is less than the Estimated Net Working Capital, then Seller and Seller Principals shall jointly and severally be obligated to cause to be paid to Buyer or its designee the amount of such deficit (the “Deficit Amount”). Within three (3) Business Days after such determination, Seller and Seller Principles shall, jointly and severally, pay, or cause to be paid, to Buyer an amount equal to the Deficit Amount.
(c)Release of Holdback Amount. Buyer and Seller shall cause the Escrow Agent to disburse to Seller (i) an amount equal to one-half of the Holdback Amount (subject to reduction in accordance with Article VII and this Section 2.3(c)) within thirty (30) days after the date that is the one (1) year anniversary of the Closing Date and (ii) the remaining Holdback Amount (subject to reduction in accordance with Article VII and this Section 2.3(c)) within thirty (30) days after the date that is the eighteen (18) month anniversary of the Closing Date. Notwithstanding the foregoing, a portion of the Holdback Amount necessary to satisfy any made but unresolved claims shall not be distributed to Seller, and shall continue to be held in the Escrow Account, until any such claim has been dismissed (with prejudice), adjudicated (by a final non-appealable judgment) or settled or otherwise resolved pursuant to the terms of this Agreement. The Parties shall deliver a joint written instruction to the Escrow Agent to release the portion of the Holdback Amount retained for unresolved claims to Seller (to the extent not utilized to pay Buyer for any such claims resolved in favor of Buyer in accordance with this Agreement) upon their resolution in accordance with this Agreement.
II.4Allocation of Purchase Price.
(a)The total amount realized by Seller for federal income Tax purposes in connection with the sale of the Acquired Assets pursuant to this Agreement (the “Total Tax Consideration”) will be allocated in the manner required by Section 1060 of the Code among the Acquired Assets. The Parties agree to allocate the Total Tax Consideration pursuant to the Allocation Schedule. The Allocation Schedule (the “Allocation Schedule”) shall be prepared in accordance with Section 1060 of the Code. Buyer shall prepare the Allocation Schedule and deliver a copy to Seller within one hundred twenty (120) days following the Closing Date. Seller shall review such Allocation Schedule and provide any written comments or objections to Buyer within thirty (30) days after the receipt thereof, and Buyer may accept any written comments or objections that are reasonable in Buyer’s discretion.
(b)Seller and Buyer shall be bound by the Allocation Schedule for all Tax purposes and shall (and shall cause their Affiliates to) (i) prepare and file all Tax Returns in a manner consistent with the Allocation Schedule, including an amended Form 8594 required to be filed to reflect any subsequent adjustments to the Total Tax Consideration, and (ii) take no position inconsistent with the Allocation Schedule in any Tax Return, any proceeding before any taxing authority or otherwise; provided, however, that if, in any audit of any Tax Return or other proceeding relating thereto, the amount of the Total Tax Consideration or the fair market values of the Acquired Assets are finally determined by a taxing authority to be different from the values used in determining the allocation shown on the Forms 8594, as most recently amended, Buyer and Seller and their respective Affiliates may (but shall not be obligated to) take a position or action consistent with such amount or values as finally determined in such audit. In the event that the Allocation Schedule is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties and keep the other Parties apprised of material developments concerning resolution of such dispute.
II.5Closing. The consummation of the transactions that are the subject of this Agreement (the “Closing”) shall take place remotely upon the execution and electronic delivery of this Agreement and the Transaction Agreements on the date of this Agreement (the “Closing Date”). The Closing shall be deemed to occur at 12:01 a.m. Central Time on the Closing Date.
II.6Closing Deliveries of Seller. At the Closing, Seller and Seller Principals, as applicable, will execute and deliver or cause to be executed and delivered, as applicable, to Buyer:
(a)Assignment and Bill of Sale. An assignment and bill of sale for the Acquired Assets, substantially in the form and to the effect of Exhibit A attached hereto (the “Assignment and Bill of Sale”);
(b)Tax Certificate. A certification of Seller in compliance with Section 1445 and the Treasury Regulations thereunder that Seller is not a foreign person, substantially in the form and to the effect of Exhibit B attached hereto;
(c)Payoff Letters and Lien Discharges. A payoff letter from each holder of Indebtedness of Seller or any party with any Lien against any Acquired Assets, indicating that upon payment of a specified amount such holder has no further Indebtedness and such holder shall release its security interest and agree to execute Uniform Commercial Code Termination Statements, or such other documents or endorsements necessary to release of record the security interests of all such holders, and evidence of the release or discharge of such financing statements, judgments, or other Liens on or against the Acquired Assets, in form and substance reasonably satisfactory to Buyer (a “Payoff Letter”);
(d)Payment of Debt and Expenses. Seller shall prepare and deliver to Buyer a good faith statement setting forth, as of the Closing Date, the Indebtedness of Seller and Seller Transaction Expenses; and Seller will provide evidence of payment of all Indebtedness and Seller Transaction Expenses not otherwise paid pursuant to the Payoff Letters in Section 2.6(c);
(e)Assignments of Intellectual Property. Assignments of Intellectual Property owned or licensed by Seller and used by or relating to the Business as of the Closing Date, in form and substance reasonably satisfactory to Buyer;
(f)Company Resolutions and Organizational Documents. Certified copies of (i) the resolutions of the managers and members of Seller unanimously authorizing and approving the transactions contemplated by this Agreement and the Transaction Documents and (ii) the Certificate of Formation and Limited Liability Company Agreement of Seller;
(g)Good Standing Certificates. Certificates of any state of the United States where Seller is required to be qualified to do business providing that Seller is in good standing;
(h)Consents and Approvals. All consents and approvals of any Person necessary to the consummation of the Closing, including (i) the consents identified on Schedule 2.6(h) and (ii) the consents of any Material Clients required to assign any Acquired Contracts to Buyer at Closing, shall have been obtained, and a copy of each such consent shall have been provided to Buyer at or prior to the Closing;
(i)Errors and Omissions Insurance. A copy of Seller’s errors and omission insurance policy with coverage of not less than five million dollars ($5,000,000), with continuation coverage purchased for at least a two (2) year period from the Closing Date and with Buyer named as an additional insured thereunder;
(j)Transition Services Agreement. A Transition Services Agreement, substantially in the form and to the effect of Exhibit C attached hereto (the “Transition Services Agreement”);
(k)Holdback Escrow Agreement. The Holdback Escrow Agreement, duly executed by Seller and the Escrow Agent;
(l)Certain Certificates. A Tax clearance certificate from the State of Arizona; and
(m)Other Closing Deliveries. Any other deliveries reasonably requested by Buyer as agreed to by Seller for the Closing.
II.7Closing Deliveries of Buyer. At the Closing, Buyer will execute and deliver or cause to be executed and delivered to Seller simultaneously with the delivery of the items referred to in Section 2.6 above:
(a)Assumption Agreement. An assumption agreement for the Assumed Liabilities, substantially in the form and to the effect of Exhibit D attached hereto (the “Assumption Agreement”);
(b)Resolutions and Organizational Documents. Certified copies of (i) the resolutions of the Board of Directors of Buyer and Alkami Parent approving the transactions contemplated by this Agreement and the Transaction Documents and (ii) the organizational documents of Buyer;
(c)Good Standing Certificates. Certificates of any state of the United States where Buyer is required to be qualified to do business providing that Buyer is in good standing;

(d)Transition Services Agreement. The Transition Services Agreement, duly executed by Buyer; and
(e)Escrow Agreement. The Holdback Escrow Agreement, duly executed by Buyer.
II.8Earn-Out.
(a)Earn-Out Statement; Selection of Form of Earn-Out Payment. Not later than one hundred (100) days following the last day of the applicable Earn-Out Period, Buyer shall prepare and deliver to Seller a statement (an “Earn-Out Statement”) that sets forth in reasonable detail Buyer’s calculation of (i) the Eligible Revenue during the relevant Earn-Out Period and (ii) the Earn-Out Payment, if any, for such Earn-Out Period; provided that in no event shall an Earn-Out Payment be payable if any of Seller, the Seller Principals or any of their Affiliates are in violation of or have breached any of the terms of this Agreement, including Section 6.7, or any of the other Transaction Documents to which they are a party. Following receipt from Buyer of any Earn-Out Statement, Seller shall have ten (10) days from the receipt of the Earn-Out Statement to select whether some or all of any Earn-Out Payment, if any, that is payable in Earn-Out Shares will instead be paid in cash. Seller shall provide Buyer with written notice of such selection, indicating the amount of any Earn-Out Payment, if any, that shall be paid in cash instead of Earn-Out Shares. Such selection shall be irrevocable. If Seller does not deliver such written notice within the ten (10) day period provided above, then any Earn-Out Payment that is payable in Earn-Out Shares shall be paid in Earn-Out Shares, cash or a combination, in the discretion of Buyer.
(b)For purposes of this Section 2.8,
(i)“Earn-Out Payment” means:
(A)with respect to the First Earn-Out Period - in each case, without duplication:

Eligible Revenue in the First Earn-Out Period	Earn-Out Payment
If Eligible Revenue is < [***], then	$0
If Eligible Revenue is ≥ [***] and < [***], then	$5,000,000, payable in Earn-Out Shares (or cash, at the option of Seller)
If Eligible Revenue is >[***], then	$7,500,000, of which $5,000,000 is payable in Earn-Out Shares (or cash, at the option of Seller) and $2,500,000 is payable in cash

(B)with respect to the Second Earn-Out Period - in each case, without duplication:

Eligible Revenue in the Second Earn-Out Period	Earn-Out Payment
If Eligible Revenue is < [***], then	$0
If Eligible Revenue is = [***], then	$5,000,000, payable in Earn-Out Shares (or cash, at the option of Seller)
If Eligible Revenue is > [***] and ≤ [***], then
(i) $5,000,000, payable in Earn-Out Shares (or cash, at the option of Seller), and (ii) an additional $6.667 in Earn-Out Shares (or cash, at the option of Seller) for every $1.00 of Eligible Revenue in excess of [***] up to a limit of [***] in Eligible Revenue

If Eligible Revenue is >[***], then
(i) $5,000,000, payable in Earn-Out Shares (or cash, at the option of Seller), (ii) an additional $6.667 in Earn-Out Shares (or cash, at the option of Seller) for every $1.00 of Eligible Revenue in excess of [***] up to a limit of [***] in Eligible Revenue, and (iii) $2,500,000, payable in cash

(ii)“Earn-Out Shares” means shares of common stock of Alkami Parent.
(iii)“Eligible Revenue” means, with respect to an Earn-Out Period, the following recognized revenue: (A) software license revenue derived from Seller's software products, whether it is subscription-based, transaction-based or user-based (including such revenue that results from reseller arrangements) and (B) services revenue recognized from implementation and development services provided in connection with Seller's software products; provided that in no event shall the revenue described in this subsection (B) exceed 10% of the total Eligible Revenue in any Earn-Out Period.
(iv)“First Earn-Out Period” means the twelve (12) month period ending December 31, 2022.
(v)“Reference Price” means $35.00.

(vi)“Second Earn-Out Period” means the twelve (12) month period ending December 31, 2023.
(c)Earn-Out Shares Calculation. The number of Earn-Out Shares issuable in connection with any Earn-Out Payment shall be equal to the quotient of (i) the dollar amount of the Earn-Out Payment payable in Earn-Out Shares (as set forth in Section 2.8(b) above) divided by (ii) the Reference Price, rounded to the nearest whole share.
(d)Earn-Out Objections. Following receipt from Buyer of any Earn-Out Statement pursuant to Section 2.8(a), Seller shall have sixty (60) days from the receipt of the Earn-Out Statement (such 60-day period, the “Earn-Out Review Period”) to review such Earn-Out Statement. During the Earn-Out Review Period, Seller shall have reasonable access, during normal business hours and upon reasonable notice, to the relevant books and records of Buyer to the extent that they relate to the Earn-Out Statement for the purpose of reviewing the Earn-Out Statement and to prepare an Earn-Out Objection; provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or Alkami Parent. On or prior to the last day of the Earn-Out Review Period, Seller may object to the Earn-Out Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith; provided, that, the only bases on which Seller may object to the determination of the Earn-Out Payment are (i) on the basis of computational errors or (ii) that such determination was not made in a manner consistent with the definition of Eligible Revenue (the “Earn-Out Objection”). If Seller fails to deliver the Earn-Out Objection before the expiration of the Earn-Out Review Period, the Earn-Out Statement delivered by Buyer pursuant to Section 2.8(a) shall be final and binding upon the Parties.
(e)Resolution of Disputes. If Seller delivers an Earn-Out Objection before the expiration of the applicable Earn-Out Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Earn-Out Objection (the “Earn-Out Resolution Period”), and, if the same are so resolved within the Earn-Out Resolution Period, the Earn-Out Statement, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding upon the Parties. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Earn-Out Objection before expiration of the Earn-Out Resolution Period, then any amounts remaining in dispute (“Disputed Earn-Out Amounts”) shall be submitted for resolution to the Accountants (retained in accordance with Section 2.3) who, acting as experts and not arbitrators, shall resolve the Disputed Earn-Out Amounts only and make any adjustments to such Earn-Out Payment and the Earn-Out Statement, as the case may be. The Accountants shall only decide, based solely on written presentations by Seller and Buyer, and not by independent review, the specific items under dispute by the Parties and their decision for each Disputed Earn-Out Amount must be within the range of values assigned to each such item in the Earn-Out Statement and the Earn-Out Objection. The Accountants shall make a determination as soon as practicable and, in any event, within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Earn-Out Amounts and the resulting adjustments to the Earn-Out Statement shall be final and binding upon the Parties. The fees, expenses and costs of the Accountants shall be borne equally by Buyer, on the one hand, and Seller and Seller Principals, in the aggregate, on the other hand.
(f)Payment of Earn-Out Payment. Upon the agreement of Buyer and Seller, or the decision of the Accountants, or if Seller does not deliver an Earn-Out Objection within the sixty (60) day period provided in Section 2.8(d), the applicable Earn-Out Statement, as adjusted (if necessary) pursuant to the terms of Section 2.8(e), shall be deemed to be the final Earn-Out Statement for the relevant Earn-Out Period (the “Final Earn-Out Statement”) and shall be deemed to be final and binding on the Parties. Buyer shall pay or cause to be paid the Earn-Out Payment Amount as follows: (i) with respect to Earn-Out Payments payable in cash, such payments shall be paid no later than the ten (10) Business Days following the final determination of the Final Earn-Out Statement, and (ii) with respect to Earn-Out Payments payable in Earn-Out Shares, such shares shall be issued to Seller on the later of (x) sixty (60) days after the date of the audit letter issued to Alkami Parent by its independent auditor with respect to Alkami Parent’s audited financial statements to be included in Alkami Parent’s Form 10-K for the relevant Earn-Out Period and (y) ten (10) Business Days following the final determination of the Final Earn-Out Statement. If any portion of an Earn-Out Payment is payable in cash, such payment shall be paid by wire transfer of immediately available funds to an account as is directed by Seller.
(g)No Duty to Maximize the Earn-Out Payments. Notwithstanding anything in this Agreement to the contrary, this Agreement shall impose no restrictions on, or require Buyer or any of its Affiliates to take any action with respect to the Business acquired from Seller after the Closing. Each of Seller and the Seller Principals acknowledges and agrees that Buyer and its Affiliates may make from time to time such business decisions and take such actions as Buyer and its Affiliates deem appropriate in respect of the conduct of the Business acquired from Seller following the Closing, including decisions or actions that may have an impact on the Eligible Revenue and none of Seller or the Seller Principals shall have any right to any claims with respect to any Earn-Out Payment as a result of such decisions or actions so long as the decisions or actions were not taken by Buyer or its Affiliates in bad faith with the intent to frustrate the provisions of this Section 2.8. Each of Seller and the Seller Principals hereby acknowledges and agrees that Seller’s right to receive the Earn-Out Payments pursuant to this Section 2.8 (i) is solely an unsecured contractual right and is not a security for purposes of any federal or state securities Laws, (ii) will not be represented by any form of certificate or instrument, (iii) does not give Seller or the Seller Principals any distribution rights, voting rights, liquidation rights, preemptive rights, anti-dilution rights or other rights common to holders of equity securities, (iv) is not redeemable and (v) may not be sold, assigned, pledged, mortgaged, hypothecated, gifted, conveyed, transferred or otherwise disposed of, except by operation of law (and any such action in violation of this Section 2.8 shall be null and void ab initio) or pursuant to a registration statement or applicable exemption from registration. In connection with the payment to Seller of an Earn-Out Payment, if any, Seller and the Seller Principals will execute and deliver to Buyer a release of claims solely with respect to the calculation of such Earn-Out Payment.
(h)Certain Obligations With Respect to Certain Transferred Employees. For the duration of the Earn-Out Periods, Buyer shall use commercially reasonable efforts so that the

Transferred Employees (as defined herein) who are developers and whose primary work-related activities, as of the Closing Date, are to work on the development of software code or design of the Acquired Assets, including Seller’s technical contractors [***] (if he is employed by Seller and made available to Buyer or Buyer Parent through the Transition Services Agreement or subsequently employed by Buyer or Buyer Parent) and [***] (if he is employed by Buyer or Buyer Parent), in each case as indicated on Schedule 3.19 (each, a “Developer Transferred Employee”), are assigned to work a minimum of seventy percent (70%) of their work-related activities to the continued development of such Acquired Assets; provided, however, that (i) a Developer Transferred Employee’s participation in company-wide events, mandatory trainings, leadership trainings, conferences, or performance evaluations shall be counted towards the satisfaction of the above mentioned seventy percent (70%), (ii) nothing contained in this Section 2.8(h) shall prevent Buyer or its Affiliates from terminating any such Developer Transferred Employee for any reason (provided, further, that, if any such Developer Transferred Employee is terminated without cause by Buyer, Buyer shall use commercially reasonable efforts to replace such person with a person of substantially similar skills), and (iii) nothing in this Section 2.8(h) shall impair, modify or in any way diminish Buyer’s or any of Affiliates’ rights under this Agreement, including, without limitation, under Section 2.8(g).
(i)Tax Matters. Buyer shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement, including any Earn-Out Payment, such amounts as are required to be deducted and withheld under applicable Tax Law. Amounts withheld pursuant to this Section 2.8(i) and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall provide to Seller an accounting of such amounts and the basis for any such deductions or payments thirty (30) days prior to any such deduction or payment. Seller shall have twenty (20) days from the date of receipt of such accounting and basis document to challenge the deduction or payment and the Parties agree they shall meet to attempt to resolve any disputes in good faith prior to any such deduction or payment being made; provided, however, that if the Parties cannot resolve all disputes prior to the time that such amounts are required to be withheld, Buyer may withhold such amounts and pay them over to the appropriate taxing authority under applicable Tax Law.
(j)Securities Law Matters. Seller and each Seller Principal hereby, jointly and severally, represent and warrant with respect to the Earn-Out Shares, and at each time that Earn-Out Shares are issued, that:
(i)Purchase Entirely for Own Account. The Earn-Out Shares to be acquired by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any applicable securities Law, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person, with respect to any of the Earn-Out Shares. Seller and each Seller Principal has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the investment in the Earn-Out Shares, and Seller and each Seller

Principal is capable of bearing the economic risks of such investment, including a complete loss of the investment in such Earn-Out Shares.
(ii)Disclosure of Information. Seller and each Seller Principal has had an opportunity to discuss Alkami Parent’s business, management, and financial affairs with Alkami Parent’s management. Seller and each Seller Principal acknowledges and agrees that: (x) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and each Seller Principal has relied solely upon its own investigation and the express representations and warranties set forth in Article V; and (y) none of Alkami Parent or any other Person has made any representation or warranty as to Alkami Parent or this Agreement, except as expressly set forth in this Agreement.
(iii)Restricted Securities. Seller and each Seller Principal understands that the Earn-Out Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s and each Seller Principal’s representations as expressed herein. Seller and each Seller Principal understands that the Earn-Out Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Seller must hold the Earn-Out Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller and each Seller Principal acknowledges that Alkami Parent has no obligation to register or qualify the Earn-Out Shares for resale, other than as set forth in Section 2.8(k). Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Earn-Out Shares, and on requirements relating to Alkami Parent which are outside of Seller’s and Seller Principal’s control, and which Alkami Parent is under no obligation and may not be able to satisfy.
(iv)Legends. Seller and each Seller Principal understands that the Earn-Out Shares and any securities issued in respect of or exchange for the Earn-Out Shares, may be notated with one or all of the following legends:
(A)“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE ALKAMI PARENT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
(B)Any legend required by the securities laws of any state to the extent such laws are applicable to the Earn-Out Shares represented by the certificate, instrument, or book entry so legended.

(v)Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D, or related exemptions, promulgated under the Securities Act.
(vi)Exchange Act. Buyer certifies it is currently, and currently intends to remain throughout the Earn-Out Period, in compliance with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(k)Resale Registration Statement.
(i)In the event that Alkami Parent is eligible to register its stock under the Securities Act pursuant to a registration statement on Form S-3, Alkami Parent shall use its commercially reasonable efforts to effect a registration of the Earn-Out Shares within forty-five (45) days of the issuance of any Earn-Out Shares; provided, however, that Alkami Parent shall not be obligated to effect such registration: (A) if such registration would conflict with, result in the breach of, or constitute a default under, any contract or agreement to which Alkami Parent or any of its Affiliates are a party or are otherwise bound; (B) if Seller and the Seller Principals, together with the holders of any other securities of Alkami Parent entitled to inclusion in such Form S-3, propose to sell securities pursuant to such Form S-3 at an aggregate price to the public (net of underwriting discounts and commissions) of less than $5,000,000; (C) if Alkami Parent shall furnish to Seller and the Seller Principals a certificate signed by the President of Alkami Parent stating that in the good faith judgment of the President of Alkami Parent, it would be detrimental to Alkami Parent and its stockholders for such Form S-3 registration to be effected at such time, in which event Alkami Parent shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days from the date of such certificate; or (D) in any particular jurisdiction in which Alkami Parent would be required to qualify to do business or to execute a general consent to service of process in effecting such registration to the extent Alkami Parent is not otherwise required to be qualified or execute such consent.
(ii)In the event that, at the time the Earn-Out Shares are issued, Alkami Parent has in effect a registration statement on Form S-3, and the Earn-Out Shares would be eligible to be sold pursuant to such registration statement, Alkami Parent shall use its commercially reasonable efforts to include the Earn-Out Shares in such registration statement; provided, however, that Alkami Parent shall not be obligated to include the Earn-Out Shares in such registration statement: (A) if such registration would conflict with, result in the breach of, or constitute a default under, any contract or agreement to which Alkami Parent or any of its Affiliates are a party or are otherwise bound; or (B) in any particular jurisdiction in which Alkami Parent would be required to qualify to do business or to execute a general consent to service of process in effecting such registration to the extent Alkami Parent is not otherwise required to be qualified or execute such consent.
(iii)It shall be a condition precedent to the obligations of Alkami Parent to take any action pursuant to Sections 2.8(k)(i) or (k)(ii) that Seller and the Seller Principals shall furnish to Alkami Parent such information regarding itself, the Earn-Out Shares held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Earn-Out Shares. Each of Seller and the Seller Principals represent and warrant, jointly and severally, that any information furnished to Alkami Parent in connection with such registration shall be true, correct and complete.
(iv)Each of Seller and the Seller Principals acknowledge and agree that Alkami Parent is not guaranteeing that any of the Earn-Out Shares will be eligible to be sold pursuant to a Form S-3 registration statement, that the sale of such shares will result in any particular price and that the inclusion of such shares in any registration statement may be subject to “cutbacks” and other reductions, whether as a result of changes in applicable law, contractual arrangements of Alkami Parent currently existing or entered into subsequent to the date of this Agreement or otherwise.
(v)The obligations of Alkami Parent contained in this Section 2.8(k)(i) and (j)(ii) shall terminate on such date after the issuance of the Earn-Out Shares at which Alkami Parent is subject to the reporting requirements of the Exchange Act and all Earn-Out Shares held by Seller and the Seller Principals may be sold without volume or manner of sale limitations under Rule 144 (promulgated under the Securities Act) during any three-month period.
(vi)Notwithstanding anything in this Section 2.8(k) to the contrary, the rights of Seller and Seller Principals pursuant to this Section 2.8(k) are expressly subordinated to the rights of the parties to that certain Fourth Amended and Restated Investors’ Rights Agreement, dated as of September 24, 2020 (the “Existing IRA”), by and among Alkami Parent and the other parties signatory thereto. To the extent that any of the rights granted by or obligations of Alkami Parent hereunder could cause a breach or violation of the Existing IRA, then this Agreement shall be automatically reformed, with prior effect, and such right or obligation shall be substituted with rights or obligations that attempt to provide Seller and the Seller Principals with the material benefits of this Section 2.8(k), but that do not result in a breach or violation of the Existing IRA.
II.9Alkami Parent Guarantee of Buyer Obligations. In consideration of Seller’s and Seller Principals’ entry into this Agreement, Alkami Parent hereby guarantees to Seller the payment in full of any and all amounts payable by Buyer to Seller pursuant to this Agreement, as applicable, in each case in accordance with the terms and subject to the conditions and limitations in this Agreement. Notwithstanding anything contained herein to the contrary, (a) the obligations of Alkami Parent pursuant to this Section 2.9 are subject to the satisfaction or waiver of all conditions precedent to Buyer’s obligations under this Agreement, and (b) each of Seller and the Seller Principals hereby agrees that Alkami Parent may assert, as a defense to, or release or discharge of, any payment or performance by Alkami Parent, any claim, set-off, deduction, defense or release that Buyer could assert against Seller or any Seller Principal under the terms of, or with respect to, this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER
AND THE SELLER PRINCIPALS
Except as set forth in the Seller Disclosure Schedules delivered by Seller to Buyer on the date hereof, Seller and the Seller Principals, jointly and severally, represent and warrant to Buyer as follows:

III.1Authority; Binding Effect. Seller has the requisite authority and legal capacity to execute and deliver this Agreement, the Transaction Documents to which it is a party, and all other certificates, agreements or other documents to be executed and delivered by Seller in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transaction Documents to which Seller is a party, and all other certificates, agreements or other documents to be executed and delivered by Seller in connection herewith, and the performance of the obligations of Seller hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of Seller and Seller’s members and no additional authorization on the part of Seller or its officers, managers or members is necessary. This Agreement has been, and the Transaction Documents to which Seller is a party and all other certificates, agreements or other documents to be executed and delivered by Seller in connection herewith will be, duly executed and delivered by Seller. Assuming due authorization, execution and delivery of this Agreement and the Transaction Documents by the other Parties and such other certificates, agreements or other documents by the signatories thereto other than Seller and the Seller Principals, this Agreement is, and such other certificates, agreements or other documents will be, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
III.2Organization. Seller (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona, (b) has all requisite power and authority to own, lease and operate the properties and assets now owned, leased or operated by it and to carry on its business as it is now being conducted, and (c) is duly licensed or qualified to transact business and is in good standing as a foreign company in each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such license or qualification.
III.3Capitalization. Schedule 3.3 sets forth a true, current and complete copy of the capitalization table of Seller. All issued and outstanding membership and other equity interests in Seller are owned, beneficially and of record, in the amounts and by the Persons set forth in Schedule 3.3. All outstanding membership interests of Seller are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive or similar rights. All of the membership interests in Seller were issued in compliance with all applicable federal and state securities laws. There are no outstanding subscriptions, options, warrants, equity option plans, profits interests plans, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests or other securities of Seller or otherwise obligating Seller to issue any securities of any kind, and there are no voting agreements with respect to any of the foregoing. Seller does not hold or beneficially own, and has never held or beneficially owned, any direct or indirect interest (whether it be capital stock, membership interests, partnership interests, joint venture interests or otherwise), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments with respect to any interest in any Person.
III.4No Violations. The execution, delivery and performance by Seller of this Agreement, the Transaction Documents to which it is a party, and the other certificates, agreements or documents to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated by this Agreement, do not and will not, (a) conflict with or violate any provision of the organizational documents of Seller, (b) except as identified on Schedule 3.4(b), conflict with, result in the breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both), or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Seller under, any Acquired Contract or any other contract or agreement to which Seller is a party or to which any of its assets is subject, including, without limitation, that certain MK Decisioning Systems, LLC, SAFE (Simple Agreement for Future Equity) issued to Independent Community Bankers of America and Venture Center FinTech Fund IV,or (c) violate or result in a breach of, or constitute a default under, any applicable law or Order applicable to Seller.
III.5Consents and Approvals. Except as identified on Schedule 3.5, no consent, approval, Order or authorization of, and no notice to, filing or registration with, any Person or Governmental Authority is required in connection with the execution, delivery and performance by Seller of this Agreement and the Transaction Documents or the consummation by Seller of the transactions contemplated hereby and thereby.
III.6Financial Statements.
(a)Schedule 3.6 contains a true and complete copy of the following (collectively, the “Financial Statements”): (i) the financial statements of Seller as of and for the year ending December 31, 2020, consisting of the balance sheets, and the related statements of income, cash flows and members’ equity of Seller for the year then ended and (ii) the unaudited financial statements of Seller as of July 31, 2021 (the “Latest Balance Sheet Date”) consisting of the balance sheets, and the related statements of income, cash flows and members’ equity of Seller for the six (6) months then ended.
(b)The Financial Statements are complete and correct in all material respects, consistent with the books and records of Seller (which are accurate and complete in all material respects) and fairly present, in all material respects, the financial condition, assets and liabilities of Seller as of its respective date for the period related thereto in accordance with GAAP consistently applied throughout the periods covered thereby, except that the interim Financial Statements are subject to normal year-end adjustments (which adjustments, individually or in the aggregate, will not be material to Seller or the Business) and lack the footnote disclosure otherwise required by GAAP. The reserves reflected in the Financial Statements are appropriate and reasonable and have been calculated in a manner consistent with past custom and practices.
(c)Except as set forth in the Financial Statements, Seller does not have any debts, liabilities or obligations of any nature that are related to the Business (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, liquidated, unliquidated or otherwise and whether due or to become due), except (i) to the extent related to the future performance of any Material Contract; (ii) those which are adequately reflected or reserved against in the balance sheet as of its date; or (iii) for liabilities and obligations incurred since the Latest Balance Sheet Date in the ordinary and usual course of business consistent with past custom and practices. None of the liabilities described in clauses (i), (ii), or (iii) above relates to or has arisen out of a breach of contract, breach of warranty, tort, infringement, violation of law or the like by or against Seller or any litigation, arbitration proceeding, governmental investigation or Orders, action, claim, audit, hearing or other proceeding involving Seller.
III.7Assets.
(a)Personal Property. Schedule 3.7(a) is a list of the (i) fixed assets with a value greater than $10,000 used in or related to the Business and (ii) each other tangible asset with a value greater than $10,000 used in or related to the Business (collectively, the “Personal Property”).
(b)Title and Condition. The Acquired Assets include all of the tangible and intangible assets, properties and rights, of any nature whatsoever, used in, useful or material to the Business and all of the assets or properties necessary to conduct the Business as presently conducted or necessary to permit Buyer to conduct the Business immediately after the Closing in the same manner as the Business has been conducted by Seller immediately prior to the Closing. Seller has good and valid title to, or a valid and enforceable leasehold interest in or a valid and enforceable right to use, all of the Acquired Assets, in each case free and clear of all Liens, other than Permitted Liens. The Assignment and Bill of Sale and the endorsements, assignments and other instruments to be executed and delivered by Seller to Buyer at the Closing will effectively vest in Buyer good and valid title to, and ownership of, the Acquired Assets free and clear of all Liens other than Permitted Liens. The Personal Property is in good condition and repair (subject to normal wear and tear), is useable in the ordinary and usual course of business consistent with past custom and practice and none of the items of Personal Property require any repair or replacement except for maintenance in the ordinary and usual course of business consistent with past custom and practice.
III.8Taxes. Except as set forth on Schedule 3.8:
(a)All Tax Returns required to have been filed by Seller for any taxable period (or portion thereof) ending on or prior to the Closing Date (taking into account any valid extensions) have been timely filed in all required jurisdictions, and all such Tax Returns are true, correct and complete in all material respects. Seller has paid all Taxes (including estimated Taxes) related to the Business that are required to have been paid (whether or not shown on any

Tax Returns). There are no Liens with respect to Taxes (except for liens with respect to current Taxes not yet due) upon any of the Acquired Assets. Seller has not deferred the payment of any Taxes pursuant to the Cares Act or any other applicable Law.
(b)No audit or other proceeding by any Governmental Authority is pending or to Seller’s Knowledge threatened with respect to any Taxes due from Seller or any Tax Return filed or required to have been filed by Seller relating to or including the Business. No assessment or deficiency for any amount of Tax has been proposed, or to Seller’s Knowledge threatened, which assessment has not since been finally resolved by payment or otherwise. No Governmental Authority has asserted a claim (or, to Seller’s Knowledge, threatened to assert a claim) that Seller has a liability for any unpaid Tax liability with respect to the Business or the Acquired Assets, which claim has not since been finally resolved by payment or otherwise.
(c)Seller has not been and Seller is not in violation of any applicable law requiring withholding, depositing or reporting of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3102, 3401 and 3406 of the Code or similar provisions under any state, local or foreign laws). Seller has withheld from salaries, wages and other compensation all amounts required to have been withheld by it with respect to Taxes and has deposited with the appropriate taxing authorities all amounts required to have been deposited by it for all periods under all applicable laws. All Persons who have provided services to Seller and have been classified by Seller as independent contractors for the purposes of Tax withholding laws were properly so classified.
(d)Schedule 3.8(d) sets forth a list of each jurisdiction with respect to which Seller has filed a Tax Return for a period beginning on or after January 1, 2015, the type of Tax or Taxes to which each such Tax Return relates and the most recent year for which each such Tax Return was filed. Since January 1, 2015, no claim has been made by a taxing authority in a jurisdiction not listed in Schedule 3.8(d) that Seller is or may be subject to taxation by that jurisdiction by reason of Seller’s conduct of the Business.
(e)Seller is not a “foreign person” within the meaning of Section 1445(a) of the Code.
(f)Seller has not been a party to any “reportable transaction” as defined in Code Section 6707A(c)(i) and Treasury Regulation Section 1.6011-4(6).
III.9Contracts.
(a)Schedule 3.9(a) contains a true, complete and correct list of all material contracts (whether written or oral) and commitments (i) to which Seller is a party or (ii) that relate to the Business (the “Material Contracts”), including:
(i)each agreement, contract or commitment relating to the current employment of any Person, or any unexpired bonus, deferred compensation, pension, profit sharing, phantom interest, profits interest, option, retirement, retention, severance, change of control or other employee benefit plan or arrangement;

(ii)each loan agreement (other than as related to accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or any other agreement, contract or commitment relating to the Indebtedness of Seller or Seller making any loan, advance or investment;
(iii)each agreement evidencing any Indebtedness, including loan and credit agreements, promissory notes and other instruments of Indebtedness of Seller;
(iv)each guarantee or other contingent liability relating to the Business in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice);
(v)each management service, consulting, maintenance or any other similar agreement, contract or commitment (including any employee lease or outsourcing arrangement) providing for annual aggregate payments of more than $25,000;
(vi)each agreement, contract or commitment (including broker, distributor, vendor, reseller or maintenance agreements) which involved aggregate payments of $25,000 or more in the 12-month period preceding the date of this Agreement or involves expected aggregate annual payments of $25,000 or more after the date of this Agreement, or which otherwise is not cancelable by Seller without penalty within one hundred twenty (120) days;
(vii)each contract with any Material Client or any other client of Seller providing for annual aggregate payments of more than $10,000;
(viii)each warranty agreement with any supplier to Seller with respect to products sold or indemnity agreement with any supplier to Seller under which Seller is obligated to indemnify such supplier against product warranty or infringement or similar claims;
(ix)each agreement, contract or commitment (other than as set forth in item (i) above) with any Affiliate, officer, member, manager, employee or agent of Seller;
(x)each agreement or arrangement regarding noncompetition, employee nonsolicitation, or providing for non-disclosure or confidentiality obligations; and
(xi)each agreement, contract or commitment entered into outside the ordinary and usual course of business consistent with past custom and practice.
(b)Correct and complete copies of the Material Contracts have previously been made available to Buyer, including all amendments, terminations and modifications thereof. Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms. Seller is not in default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any Material Contract or any other obligation owed by Seller. There are no pending, or to Seller’s Knowledge, threatened or unresolved, disputes under any Material Contracts, and Seller has not received any written communication from an authorized person that would indicate that a party to a Material Contract intends to notify Seller of any dispute. Each of the Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges, setoffs or defenses.
III.10Real Property.
(a)Seller does not own any real property.
(b)Schedule 3.10(b) contains (i) a list of all real property leased or subleased by Seller (the “Real Property”) and (ii) a list of each lease, sublease or other contract under which any parcel of real property is leased, occupied or used by Seller (the “Leases”). Seller has made available to Buyer true, correct and complete copies of the Leases, including all amendments, terminations and modifications thereof. The Leases are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of Seller, or to Seller’s Knowledge, any other party thereto, other than would not result in a Material Adverse Effect. Seller currently occupies all of the Real Property leased under the Leases for the operation of the Business, and there are no other parties occupying, or with a right to occupy, such leased real property.
(c)Other than the Real Property, Seller does not have any other direct or indirect interest in real property, whether owned, leased or otherwise, and the Real Property comprises all real property necessary for Seller to properly operate the Business in accordance with past practice.
III.11Litigation. Except as set forth on Schedule 3.11, there is not now, nor has there ever been, any suit, action, proceeding, investigation, complaint, claim, charge or Order pending or, to the Knowledge of Seller, threatened against Seller or relating to the Business or the Acquired Assets (or pending or, to the Knowledge of Seller, threatened against any of the officers, managers, or key employees of Seller), or to which Seller is otherwise a party, before any Governmental Authority, nor is there any basis for any such suit, action, proceeding, investigation, complaint, claim or Order. Seller is not subject to, and the Business and the Acquired Assets are not bound by, any Order or decree of any Governmental Authority. Seller is not engaged in any legal action to recover monies due it or for damages sustained by it.
III.12Intellectual Property.
(a)Seller owns, or possesses sufficient and enforceable legal rights allowing it to use, all Seller Intellectual Property in the conduct of the Business as now conducted and as presently proposed by Seller to be conducted in a manner that would not conflict with or Infringe the rights of others. Seller is the sole and exclusive owner of each item of Seller Owned IP (including all Seller Registered IP and all material unregistered Trademarks listed in Schedule 3.12(b)) free and clear of all Liens, restrictions, licenses or encumbrances, other than non-exclusive licenses of Seller Owned IP granted to Seller’s clients in the ordinary course of business pursuant to Seller’s standard form of license. Seller has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of Seller Owned IP and to retain for itself any damages recovered in any such action. To Seller’s Knowledge, no Person is Infringing any Seller Owned IP.
(b)Seller has taken reasonable steps to maintain its rights in Seller Intellectual Property and in all registrations and applications for registration of Seller Registered IP. Seller has taken all necessary steps to protect the confidentiality of confidential information and Trade Secrets of Seller, and any third party that has provided any confidential information or Trade Secrets to Seller. Schedule 3.12(b) lists (i) all Seller Registered IP and all material unregistered Trademarks used by Seller, (ii) any actions that must be taken by Seller within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) any proceedings or actions pending, or to Seller’s Knowledge, threatened before any court, Governmental Authority, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which Seller is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any Seller Registered IP. With respect to each item of Seller Registered IP: (i) all registration, maintenance and renewal fees that have become due to date have been paid, and all necessary documents and certificates required to be filed with the relevant Patent, copyright, trademark or other authorities, Governmental Authorities, or registrars in the United States or foreign jurisdictions, as the case may be, to date for the purposes of maintaining Seller Registered IP have been timely filed; (ii) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (iii) each such item is subsisting, and valid and enforceable; and (iv) each such item is not subject to any past due and unpaid maintenance fees. Seller has not misrepresented, or failed to disclose, any material facts or circumstances in connection with any Seller Registered IP that would constitute fraud or a misrepresentation with respect to such registration or application or that would otherwise affect the enforceability of any Seller Registered IP.
(c)Except as set forth on Schedule 3.12(c), all Seller Owned IP is fully transferable, alienable, and licensable to any Person whatsoever by Seller without restriction and without payment of any kind to any third party. Neither this Agreement nor the transactions contemplated by this Agreement will cause: (i) Seller to grant to any third party any right to or with respect to any Seller Intellectual Property, (ii) Seller to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (iii) Seller to lose any rights in or to any Seller Intellectual Property, or (iv) Seller to be in violation of any contract provision (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any third party in excess of those payable by Seller in the absence of this Agreement or the transactions contemplated hereby.
(d)Schedule 3.12(d) lists all Seller Products by name or version number, as applicable, and identifies any third party Software (except for Shrink Wrap Code) that is included in Seller Products. With respect to Seller Products: (i) there are no unresolved defects, malfunctions or nonconformities that would reasonably be expected to prevent any Seller Product from performing in all material respects in accordance with the applicable license agreement, (ii) there have been and are no claims asserted against Seller or any of its clients or distributors related thereto, nor to Seller’s Knowledge have there been any threats thereof; and (iii) Seller has not been nor is required to recall, or otherwise provide notices regarding the operation of, any Seller Products. All Seller Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Seller Product, or data or other software of users (collectively “Contaminants”). Seller has taken commercially reasonable steps to prevent the introduction of Contaminants into Seller Products and Seller Owned IP.
(e)Schedule 3.12(d) lists all contracts, agreements and instruments under which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to Seller, excluding any non-disclosure agreements entered into in the ordinary course of business and licenses for Shrink Wrap Code, for Open Source Software, and for a client’s Intellectual Property solely to enable Seller to provide Seller Products to such client. Seller is in compliance with all such licenses governing third party Intellectual Property. Other than Intellectual Property licensed to Seller under the licenses set forth in Schedule 3.12(d) and Intellectual Property explicitly excluded from the disclosure requirement for Schedule 3.12(d), no third party Intellectual Property is used in or necessary for the conduct of the Business as it currently is conducted or as currently proposed to be conducted, including the design, development, manufacture, use, hosting, marketing, import for resale, distribution, provisioning, licensing out and/or sale of all Seller Products.
(f)The operation of the Business as it has been conducted since the inception of Seller, as currently conducted and as is currently proposed to be conducted, and the design, development, use, hosting, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Seller Product has not and does not Infringe any Intellectual Property of any Person. Seller has not received any communications asserting that Seller has violated or, by conducting the Business would violate, any Intellectual Property rights of any other Person. Seller has not received, and is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing Seller to review or consider the applicability of such Person’s Intellectual Property to the Business and/or Seller Intellectual Property or claiming that the operation of the Business or any act, product, technology or service of Seller Infringes any Intellectual Property rights of any Person (including any demand or request that Seller license any rights from a third party). There are no pending or, to Seller’s Knowledge, threatened claims for which Seller must provide an indemnification or assume any other obligation for any actual or alleged Infringement by Seller.
(g)Seller has obtained and possesses valid and enforceable licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business.
(h)It has not been necessary to use any inventions of any of Seller’s employees, consultants or independent contractor (or Persons it currently intends to hire) made prior to their employment or engagement, as applicable, by Seller.
(i)Each current and former employee, consultant and independent contractor of Seller has assigned to Seller all Intellectual Property he, she or it developed for or on behalf of Seller that are related to the Business as now conducted and as presently proposed to be conducted. Copies of Seller’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and Seller’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions for consultants or independent contractors (the “Consultant Proprietary Information Agreement”; and collectively with the Employee Proprietary Information Agreements, the “Proprietary Information Agreements”) have been made available to Buyer. Each (i) current and former employee of Seller, (ii) current and former consultant or independent contractor of Seller, and (iii) individual who has been involved in the creation, invention or development of Seller Intellectual Property or Seller Products for or on behalf of Seller (each, a “Contributor”), has executed and delivered, and to Seller’s Knowledge is in compliance with, the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement or a similar agreement that does not deviate in any material respect from such standard forms. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights, with respect to Seller Products or Seller Owned IP, nor has any current or former employee, consultant or independent contractor made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion.
(j)No third party that has licensed (including by means of covenant not to sue) or provided any material Intellectual Property to Seller thereof has retained ownership of or license rights under any such Intellectual Property in any modifications, improvements or derivative works made solely or jointly by or for Seller.
(k)No Seller Owned IP is subject to any Order, any proceeding in which an Order is sought, or any agreement, that does or would in any manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by Seller.
(l)No funding, facilities or resources of any government, university, college, other educational institution, or international organization or research center was used in the development of Seller Products or Seller Owned IP. Seller is not nor ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate Seller to grant or offer to any other Person any license or right to any Seller Owned IP.

(m)Schedule 3.12(m) lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any Seller Product or Seller Owned IP in any way, or from which any Seller Product or Seller Owned IP was derived, and indicates whether (and, if so, how) the Open Source Software was modified and/or distributed out by Seller. Seller has not used Open Source Software in any manner that would or could, with respect to any Seller Product or any Seller Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for Seller with respect to Seller Owned IP or grant, or purport to grant, to any third party, any rights or immunities under Seller Owned IP or (v) impose any other material limitation, restriction, or condition on the right of Seller with respect to its use or distribution. With respect to any Open Source Software that is or has been used by Seller in any way, Seller has been and is in compliance with all applicable licenses with respect thereto.
(n)Except as set forth on Schedule 3.12(n), neither Seller nor, to the Knowledge of Seller, any other Person acting on its behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Seller Product or Seller Owned IP, except for disclosures to Contributors under binding written agreements that prohibit use or disclosure except in the performance of services to Seller.
(o)Seller is, and at all times has been, in compliance in all material respects with (A) all applicable laws and U.S. and non-U.S. rules and regulations pertaining to (i) data security, cybersecurity, and ecommerce, including, in each case, the rules implemented thereunder, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”); and (i) and (ii) together referred to as “Privacy Laws”) and (B) all contracts, agreements or instruments (or portions thereof) to which Seller is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). Seller has delivered to Buyer accurate and complete copies of all of the Privacy Agreements.
(p)Seller has implemented written policies relating to Data Activities, including a publicly posted privacy policy and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). Seller has made available a true, correct, and complete copy of each Seller Privacy and Data Security Policy. Seller has been and is in compliance, with all such Privacy and Data Security Policies in effect since January 1, 2020, has made all necessary disclosures to users or clients required by applicable law, and none of such disclosures made or contained in any such Privacy and Data Security Policies has been inaccurate, misleading or deceptive or in violation of any applicable law. Seller has provided notifications to, and has obtained consent from, Persons regarding its Data Activities. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies, or any applicable Privacy Laws in any material respect.

(q)There is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against Seller initiated by (i) any Person or entity; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Authority; or (iv) any regulatory or self-regulatory entity alleging that any Data Activity of Seller: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, misleading or abusive trade practice.
(r)Seller has taken commercially reasonable steps (including implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data and Client Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data or Client Data in the possession or control of Seller or to the Knowledge of Seller, any of its contractors with regard to any Personal Data or Client Data obtained from or on behalf of Seller, nor has there been any unauthorized intrusions or breaches of security into any Information Systems. Seller contractually requires all third parties, including vendors, affiliates, and other persons providing services to Seller that have access to or receive Personal Data or Client Data from or on behalf of Seller to comply with all applicable Privacy Laws, and to take commercially reasonable steps to ensure that all Seller Personal Data and Client Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. Seller has implemented and maintained, consistent with its contractual and other obligations to other Persons, commercially reasonable security and other measures necessary to protect all computers, networks, software and systems owned or controlled by Seller and used in connection with the operation of Seller business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse. There have been no unauthorized intrusions or breaches of the security of Seller’s Information Systems.
(s)None of the Seller Principals or any of their Affiliates owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights, with respect to Seller Products or Seller Owned IP.
(t)Upon consummation of the transactions contemplated by this Agreement Seller will have transferred all data, including Personal Data, to Buyer and Seller shall not have retained any copies of any of the same.
(u)Since January 1, 2019, through the date of this Agreement, neither Seller nor the Seller Principals have received any notice from any customer that the results of an audit or inspection of Seller by customer or its representatives has identified critical or high risk findings with respect to Seller’s IT program, compliance with customer agreements, or applicable law. To the Knowledge of Seller and Seller Principals, there are no unresolved material findings from any customer audit.
III.13Conduct of Business. Except as set forth on Schedule 3.13, since December 31, 2020, Seller has conducted the Business in the ordinary and usual course of business consistent with past custom and practice. Since December 31, 2020, there has been no Material Adverse Effect on the Business. Without limitation of the foregoing and except as set forth on Schedule 3.13, since December 31, 2020, Seller has not:
(a)suffered any extraordinary loss, theft, damage, destruction or casualty loss or waived any rights of material value, in excess of $25,000, to its assets, whether or not covered by insurance or suffered any substantial destruction of its books and records;
(b)redeemed or repurchased, directly or indirectly, any of its equity securities or purchased, redeemed or otherwise acquired any of its equity securities or any warrants, options or other rights to acquire any of its equity securities;
(c)issued, sold or transferred any of its equity securities, any securities convertible, exchangeable or exercisable into any of its equity securities, or warrants, options or other rights to acquire any of its equity securities;
(d)discharged or satisfied any Lien or paid any material obligation or liability outside the ordinary course of business;
(e)mortgaged, pledged or subjected any portion of its properties or assets to any Lien outside the ordinary course of business;
(f)sold, leased, assigned or transferred a material portion of its tangible assets, except for sales of inventory in the ordinary course of business;
(g)canceled without fair consideration any material debts or claims owing to or held by it;
(h)sold, assigned, licensed, transferred, abandoned or permitted to lapse any license or permits, which, individually or in the aggregate, are material to the Business, or any Intellectual Property or other intangible assets owned by, issued to or licensed to it;
(i)made or granted any bonus or any wage, salary or compensation increase to any officer, employee, partner or sales representative, group of employees or consultants or made or granted any material increase in any employee benefit plan, program, policy or arrangement, or materially amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by any existing arrangement or by applicable law;
(j)made any change in employment terms for any of its managers, officers and employees;
(k)conducted its cash management customs and practices other than in the ordinary course of business (including with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures, pricing and credit practices and operation of cash management practices generally);

(l)engaged in any promotional sales or discount or other activity with clients that has or would reasonably be expected to have the effect of materially accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;
(m)engaged in any activity with clients that has or would reasonably be expected to have the effect of materially delaying to post-Closing periods sales that would otherwise be expected to occur in pre-Closing periods;
(n)terminated, amended, restated, supplemented or waived any rights under any Acquired Contract or any other Material Contract, other than in the ordinary course of business consistent with past practice;
(o)amended, or authorized the amendment of, Seller’s organizational or governing documents;
(p)made any capital expenditures or commitments for capital expenditures for which the aggregate outstanding amount of unpaid obligations and commitments is in excess of $25,000;
(q)with respect to any Apportioned Taxes, made, changed or rescinded any Tax election, changed or adopted any Tax annual accounting period or Tax accounting method, filed any amended Tax Return, entered into any Tax closing agreement, settled or compromised any Tax audit, claim or assessment, surrendered or abandoned any right to claim a Tax refund, offset or other reduction in liability or consented to any extension or wavier of the limitations period applicable to any Tax claim or assessment; or
(r)committed to do any of the foregoing.
III.14Insurance Policies. Schedule 3.14 sets forth a correct and complete list and summary description, including policy number, coverage and deductible, of all insurance policies owned by Seller, correct and complete copies of which policies have previously been delivered to Buyer. Such policies are in full force and effect, all premiums due thereon have been paid and Seller is not in default thereunder. Seller has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor to Seller’s Knowledge is there any basis for any such action. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Seller has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits.
III.15Licenses and Permits. Schedule 3.15 sets forth a true and complete list of all permits, licenses, registrations, authorizations, consents, certificates, orders, franchises, variances and approvals of Governmental Authorities necessary for the ownership, use, occupancy or operation of the Acquired Assets and/or the conduct and operation of the Business (the “Permits”). Seller owns, holds, possesses or lawfully uses the Permits. Seller is in compliance with such Permits, all of which are in full force and effect, and Seller has not received any notices (written or oral) to the contrary and, to Seller’s Knowledge, there is no basis for believing that any Permit will not be renewable upon expiration without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will expire or terminate as a result of the consummation of the transactions contemplated hereby.
III.16Welfare and Benefit Plans.
(a)Schedule 3.16(a) sets forth a true and complete list of all Employee Benefit Plans sponsored, maintained or contributed to by Seller or with respect to which Seller has any liability or maintained, sponsored or contributed to by any Affiliate of Seller in connection with the Business (collectively, the “Business Benefit Plans”). Seller represents and warrants that the Business Benefit Plans are paid in full and fully funded for the current periods of each such plan. Seller has furnished Buyer with summaries of true, correct and complete copies of the current provisions of each Business Benefit Plan (including all amendments thereto) (or, in the case of any unwritten Benefit Plans, written descriptions thereof) and a true, correct and complete copies of the following items (in each case, only if applicable) as currently in effect: (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modification to such description, (iii) each insurance contract, (iv) each administrative service agreement, (v) the filed annual report on IRS Form 5500 for the most recent three (3) plan years, (vi) the most recent actuarial valuation report, (vii) the most recently received IRS determination letter, (viii) the Form 1094-C and 1095-C submissions to the IRS and proof of the mailing of the Forms 1095-C to employees for the three (3) most recent years, and (ix) copies of any correspondence between the Seller or any ERISA Affiliate and any Governmental Authority with respect to any Business Benefit Plan.
(b)No liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by Seller or any of its Affiliates that has not been satisfied in full.
(c)Except as set forth on Schedule 3.16(c), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller to severance pay, or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, increase the amount of or result in forfeiture of any compensation due any such employee or officer.
(d)Each Business Benefit Plan has been established, maintained, funded and administered, in form and operation, in compliance in all material respects with its terms and all applicable laws, including ERISA and the Code. There are no pending, or to Seller’s Knowledge, threatened or anticipated claims, proceedings, audits, investigations, litigation, or actions by or on behalf of any Business Benefit Plan, by any employee or beneficiary covered under any such Business Benefit Plan, or otherwise involving any such Business Benefit Plan (other than routine claims for benefits). Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and a copy of the most recent determination letter received from the IRS with respect to such Business Benefit Plan has been provided to Buyer.

(e)Each Business Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act in all material respects. There are no circumstances which could reasonably be expected to result in any Tax or penalty of any kind being assessed against Seller as a result of any failure to comply with any requirement of the Affordable Care Act, including any taxes or penalties under Section 4980D or 4980H of the Code.
(f)No Business Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 or 430 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither Seller nor any ERISA Affiliate of Seller: (A) has withdrawn or could reasonably be expected to withdraw from any pension plan (including a multiemployer plan) under circumstances resulting (or that could reasonably be expected to result) in any Liability to Seller or Buyer; or (B) has engaged or could reasonably be expected to engage in any transaction which would give rise to a Liability of Seller or Buyer under Section 4069 or Section 4212(c) of ERISA.
(g)Seller has no obligation to provide post-employment welfare benefits other than as required under Section 4980B of the Code or any similar state Laws (“COBRA”). Seller and its Affiliates have complied and are in compliance with the requirements of COBRA. With respect to the Health and Welfare Benefits, all premiums, contributions, distributions, payments and reimbursements for all periods ending prior to or on the Closing have been timely made or paid.
(h)Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, require (i) payment of any severance pay, unemployment compensation or any other payment to any employee, except as expressly provided in this Agreement, (ii) any increase in the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, (iii) any accelerated payment or vesting of compensation due any such employee or (iv) any payments or other benefits to employees that could, individually or in the aggregate, fail to be deductible for federal income Tax purposes under Section 280G (disregarding sections 280G(b)(4) and 280G(b)(5)). No Business Benefit Plan or other agreement with any Transferred Employee provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.
III.17Environmental Matters.
(a)Seller is and has been in compliance in all material respects with all applicable Environmental Laws. None of Seller or any of its officers has received, nor, to the Knowledge of Seller, is there any basis for, any notice, communication or complaint from a Governmental Authority or other Person alleging that Seller has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)There is and has been no Release or, to the Knowledge of Seller, threatened Release of Hazardous Substances nor any clean-up or corrective action of any kind relating thereto on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for Seller or any predecessor entity or at any other location with respect to which Seller may be liable. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property on which Seller operates or has operated. To the Knowledge of Seller, Seller is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending Action or, to the Knowledge of Seller, threatened any action or investigation by any Governmental Authority with respect to Seller relating to Hazardous Substances or otherwise under any Environmental Law.
(c)For purposes of this Section 3.17:
(i)“Environmental Laws” means: any Law relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.
(ii)“Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
(iii)“Release” has the meaning set forth in Section 101(22) of CERCLA.
III.18Legal Compliance; Trade Laws.
(a)Seller is currently and has been in compliance in all material respects with all applicable laws. Seller has not received any notice, report or other information regarding any violation of, or any liability (contingent or otherwise) or investigatory obligation under, any applicable law, or any other notice of any completed, pending or potential investigation by any Governmental Authority in the past five (5) years.
(b)Except as would not reasonably be likely to be, either individually or in the aggregate, material to Seller, Seller has since January 1, 2019, (i) complied with and is not in default or violation under any applicable laws or binding policy and/or guideline of any Governmental Authority applicable to Seller or the services provided by Seller, including but not limited to the FFIEC and any federal or state bank regulatory authority.
(c)Except where the actions would not reasonably be likely to be, either individually or in the aggregate, material to the Seller, Seller has since January 1, 2019, complied with and is not in default or violation under the Payment Card Industry Data Security Standard (PCI-DSS) issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.
(d)Neither Seller nor the Seller Principals are subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding or other similar written agreement with, any Regulatory Agency or other Governmental Authority or has been since January 1, 2019, ordered to pay any civil money penalty by any Regulatory Agency or other Governmental Authority. Since January 1, 2019, Seller has not adopted any policies, procedures or board resolutions at the request of any Regulatory Agency or other Governmental Authority that (i) materially restricts the conduct of its business or that in any material manner relates to its ability to pay dividends, its risk management policies, its management or its business or (ii) would prevent or materially impair the ability of Buyer or its Affiliates to consummate the transactions contemplated by this Agreement. Neither Seller nor the Seller Principals has been advised in writing, or, to the Knowledge of Seller, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such regulatory agreement.
(e)Neither Seller nor any of Seller’s members, managers, officers, employees, representatives or agents (i) has violated, has caused other Persons to be in violation of, is currently violating, or is reasonably expected to violate the Foreign Corrupt Practices Act or any other trade laws; (ii) has with a corrupt or improper intention directly or indirectly (through other Persons) paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, favor, or anything else of value to a governmental official or any other Person for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or duty decisions, court decisions, special concessions, contracts, business, or any other improper advantage; (iii) has otherwise offered, promised, authorized, provided, or incurred any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, gratuity, favor, entertainment, travel or other benefit or advantage to or for the benefit of any governmental official or other Person whether in the public or private sector; (iv) has solicited, accepted, or received any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, gratuity, favor, entertainment, travel or similar benefit from any Person; (v) has established or maintained any slush fund or other unlawful, unrecorded, or off-the-books fund or account; (vi) has inserted, concealed, or misrepresented corrupt, illegal, fraudulent, false, or improper payments, expenses, or other entries in the books and records of Seller; (vii) is a governmental official or has immediate family members who are government officials; (viii) has laundered, concealed, or disguised the existence, illegal origins, and/or illegal application of, criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets; or (ix) has used or dealt with funds or proceeds derived from illegal activities such as corruption, fraud, embezzlement, drug trafficking, arms smuggling, organized crime, or terrorism, including to finance any such illegal activities.
III.19Salaries. Schedule 3.19 is a true, complete and correct list setting forth (a) the names, current compensation rate and other compensation of all individuals currently employed by Seller as of the date hereof and (b) the names and current compensation rates for all independent contractors who render services on a regular basis to Seller.
III.20Employees. Except as set forth on Schedule 3.20, Seller is not a party to or obligated with respect to any outstanding contracts or arrangements with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. There are no administrative charges or court complaints pending or, to Seller’s Knowledge, threatened against Seller before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or any other Governmental Authority concerning alleged employment discrimination, wage and hour or any other matters in connection with the employment or term of employment of any current or former employee, consultant or independent contractor of the Business. Without limiting the more specific representations and warranties set forth in this Agreement, Seller is in material compliance, and since December 31, 2017, has complied in all material respects, with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, classification, health and safety, equal opportunity, immigration, collective bargaining and the payment of social security, wage, payroll and other Taxes. Seller has not taken any action which was calculated to dissuade any of its present employees, representatives or agents from becoming associated with Buyer following the Closing. To Seller’s Knowledge, no employee of Seller intends to terminate employment with Seller or is otherwise likely to become unavailable to accept his or her offer of employment with Buyer if such an offer is extended by Buyer.
III.21Workers’ Compensation. Schedule 3.21 sets forth all expenses, obligations, duties and liabilities relating to any claims by employees (including dependents and spouses) of Seller made since December 31, 2019, for costs, expenses and other liabilities under any workers’ compensation laws, regulations, requirements or programs and any other medical costs and expenses for which Seller has any payment obligation.
III.22Clients and Suppliers. Schedule 3.22(a) sets forth is a complete and correct list of the names of the ten (10) largest clients of Seller by revenue (the “Material Clients”) for the year ended December 31, 2020, and for the 7-month period ended on July 31, 2021, respectively, and sets forth opposite the name of each such Material Client the amount invoiced to such Material Client during such respective period. Schedule 3.22(b) sets forth the five (5) top suppliers of Seller by amount spent (the “Material Suppliers”) for the year ended December 31, 2020, and for the 7-month period ended on July 31, 2021, respectively. Except as set forth on Schedule 3.22(c), since December 31, 2020, no Material Supplier or Material Client has (i) cancelled or otherwise terminated, or, to the knowledge of Seller Principals, threatened to cancel or terminate, its relationship with Seller, (ii) materially decreased or threatened to materially decrease its purchases from, or supplies to, Seller, or (iii) materially increased or threatened to increase pricing terms with respect to goods or services sold to Seller. Seller has no Knowledge that any such supplier or Material Client intends to cancel or otherwise modify its relationship with Seller, or with Buyer, as a result of or on or after the Closing.
III.23Accounts Receivable. All accounts receivable of Seller (a) are properly reflected on Seller’s books and records in accordance with GAAP, as consistently applied by Seller, and (b) represent valid obligations of the respective clients of the Business arising solely out of bona fide transactions in the ordinary course of business. No Person has any Lien (other than Permitted Liens) on any accounts receivable of Seller or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivable of Seller. Since December 31, 2020, Seller has timely collected its accounts receivable in the ordinary course of business and has not accelerated any such collections or granted any discounts (other than discounts not in excess of $1,000 in the aggregate for any individual customer) or client advances in connection therewith, as well as, identified any possible write-offs or doubtful accounts in the respective financial period.
III.24Affiliate Transactions. Except as set forth in Schedule 3.24, no Affiliate of Seller: (a) owns or possesses the right to acquire any material property or right, whether tangible or intangible, which is used by or useful in the Business; (b) has any claim or cause of action against Seller; (c) owes any money to Seller or is owed any money from Seller; (d) is a party to any contract or other arrangement, written or oral, with Seller; (e) provides services or resources to Seller or receives services or resources provided by Seller; (f) has an interest, directly or indirectly, in any vendor, supplier, distributor, customer or other business relationship of Seller; or (g) has an interest, directly or indirectly, in any business (regardless of form or structure), which is in competition with Seller or the Business. Schedule 3.24 sets forth every material business relationship relating (other than normal employment relationships) between Seller, on the one hand, and any of Seller’s present or former members, managers, officers, employees or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand.
III.25Warranty Obligations. Schedule 3.25 sets forth (a) a list of all forms of written warranties, guarantees and written warranty policies of Seller in respect of any of the Seller Products which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation; and (b) each of the Warranty Obligations that is subject to any dispute or, to the Knowledge of Seller, threatened dispute. True, correct and complete copies of the Warranty Obligations have been delivered or made available by Seller to Buyer prior to the execution of this Agreement. As of the date hereof, Seller has no Knowledge of any pending Warranty Obligation that remains to be provided or performed by Seller under any of the Acquired Contracts. There have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of Seller is authorized to undertake any obligation to any client of Seller or other Person in excess of such Warranty Obligations. Seller has not made any oral or written warranties, guarantees or indemnities with respect to the quality or absence of defects of the products which it has installed, assembled, constructed, designed, sold, distributed, leased, rented, delivered or otherwise provided or the services which it has performed, in each case, which are in force as of the date hereof, except for the Warranty Obligations set forth on Schedule 3.25.
III.26Books and Records. The books and records of Seller: (a) reflect actual, bona fide transactions and have been maintained in accordance with sound business practices; (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Seller; and (c) accurately and fairly reflect the basis for the Financial Statements. Seller’s system of internal accounting controls are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization and (ii) transactions are recorded as necessary: (A) to permit preparation of financial statements in conformity with Seller’s past practice and (B) to maintain accountability for assets. Seller has provided or made available to Buyer or its consultants all of such books and records.
III.27Broker Fees. Seller has not employed any broker, finder or agent and has not incurred or will not incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
III.28Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of Seller.
III.29COVID-19; CARES Act.
(a)Schedule 3.29(a) sets forth all loans received by Seller, or for which Seller may have any potential liability, under the CARES Act (the “PPP Loans”), including the amount of each PPP Loan and the lender of each PPP Loan (the “PPP Lender”).
(b)Seller has (i) complied, in all material respects, with all applicable provisions of the Paycheck Protection Program (as defined in the CARES Act) in connection with the PPP Loans received by Seller, including the submission of applications therefor, and (ii) used all of the proceeds of the PPP Loans exclusively for CARES Forgivable Uses in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of such PPP Loans and has kept written records of the foregoing.
(c)Seller has (i) submitted, in accordance with regulations implementing Section 1106 of the CARES Act, to the U.S. Small Business Administration and the PPP Lender true, correct and complete forgiveness applications with respect to the PPP Loans obtained by Seller, which applications accurately reflect Seller’s use of all PPP Loan proceeds received by it; (ii) maintained and submitted all records and supporting documentation required by applicable law to be maintained by, and submitted to, the PPP Lender in connection with the applications for forgiveness of Seller’s PPP Loans; (iii) received evidence that all PPP Loans have been forgiven in accordance with the terms of the CARES Act; and (iv) provided Buyer with true, correct and complete copies of all documents relating to such PPP Loans, Seller’s applications therefor and applications for forgiveness, and evidence of the forgiveness of all such PPP Loans.
(d)Seller has not received notice from any Governmental Authority or PPP Lender that any PPP Loan is not forgivable or will not be forgiven, in whole or in part. As of the Closing, Seller has no amounts outstanding under any PPP Loan and all such PPP Loans have been forgiven.
III.30Disclosure. No representation or warranty by Seller or the Seller Principals in, and no document, statement, certificate, schedule or exhibit to be furnished or delivered to Buyer by Seller or the Seller Principals pursuant to, this Agreement contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.
III.31No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Acquired Assets furnished or made available to Buyer and its Representatives (including management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.
Article IV

SELLER PRINCIPALS’ REPRESENTATIONS AND WARRANTIES
In addition to the representations and warranties of each Seller Principal set forth in Article III hereof, each of the Seller Principals, jointly and severally, hereby represents and warrants to Buyer as follows:

IV.1Authority; Binding Effect. Each Seller Principal has the requisite authority and legal capacity to execute and deliver this Agreement, the Transaction Documents to which such Seller Principal is a party, and all other certificates, agreements or other documents to be executed and delivered by such Seller Principal in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all other certificates, agreements or other documents to be executed and delivered by each Seller Principal in connection herewith, and the performance of the obligations of each Seller Principal hereunder and thereunder, have been duly and validly authorized by all necessary action of such Seller Principal and, as applicable, of the partners (general and limited) of any Seller Principal, and no additional authorization on the part of such Seller Principal and, as applicable, of the partners (general and limited) of any Seller Principal, is necessary. This Agreement has been, and the Transaction Documents to which each Seller Principal is a party and all other certificates, agreements or other documents to be executed and delivered by each Seller Principal in connection herewith will be, duly executed and delivered by such Seller Principal. Assuming due authorization, execution and delivery of this Agreement and the Transaction Documents by the other Parties and such other certificates, agreements or other documents by the signatories thereto, other than Seller and the Seller Principals, this Agreement is, and such Transaction Documents and other certificates, agreements or documents will be, legal, valid and binding obligations of each Seller Principal, enforceable against such Seller Principal in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
IV.2No Violations. The execution, delivery and performance by each Seller Principal of this Agreement and the Transaction Documents to which such Seller Principal is a party and the other certificates, agreements or documents to be executed and delivered by such Seller Principal in connection herewith, and the consummation of the transactions contemplated by this Agreement, do not and will not, (a) conflict with or violate any provision of the organizational documents of any Seller Principal that is not a natural person, (b) conflict with, result in the breach of, or constitute a default under (whether after the giving of notice or the lapse of time or both), or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such party under, any contract or agreement to which each Seller Principal is a party or to which any of his or her assets is subject, or (c) violate or result in a breach of, or constitute a default under, any applicable law or Order applicable to each Seller Principal.
IV.3Consents and Approvals. No consent of any Person or Governmental Authority is required in connection with the execution, delivery and performance by each Seller Principal of this Agreement and the Transaction Documents or the consummation by each Seller Principal of the transactions contemplated hereby and thereby.
IV.4Litigation. There is no suit, action, judgment, proceeding, investigation, complaint, claim, charge or Order pending or, to the knowledge of each Seller Principal, threatened against each Seller Principal, or to which each Seller Principal is otherwise a party, before any Governmental Authority. Seller Principal is not subject to, and none of its assets are not bound by, any Order or decree of any Governmental Authority.
IV.5Broker Fees. No Seller Principal has employed any broker, finder or agent or has incurred or will incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Article V

BUYER AND ALKAMI PARENT REPRESENTATIONS AND WARRANTIES
Buyer and Alkami Parent hereby represent and warrant to Seller as follows:

V.1Authority; Binding Effect. Each of Buyer and Alkami Parent has the requisite corporate authority to execute and deliver this Agreement, the Transaction Documents to which it is a party, and all other certificates, agreements or documents to be executed and delivered by it in connection herewith and to consummate the transactions applicable to it as contemplated hereby and thereby. Buyer’s and Alkami Parent’s execution and delivery of this Agreement, the Transaction Documents to which it is a party and all other certificates, agreements or documents to be executed and delivered by Buyer and/or Alkami Parent in connection herewith, and the performance of the applicable obligations of each such party hereunder and thereunder, have been duly and validly authorized by all necessary corporate action of Buyer and Alkami Parent, as applicable, and no additional authorization on the part of such party is necessary. This Agreement has been, and the Transaction Documents to which Buyer or Alkami Parent is a party, and all other certificates, agreements or documents to be executed and delivered by it in connection herewith will be, duly executed and delivered by Buyer or Alkami Parent, as the case may be. Assuming due authorization, execution and delivery of this Agreement by Seller and the Seller Principals, and such other Transaction Documents, certificates, agreements or documents by the signatories thereto other than Buyer and Alkami Parent, this Agreement is, and such Transaction Documents and other certificates, agreements or documents will be, legal, valid and binding obligations of, as applicable, Buyer and/or Alkami Parent, enforceable against each in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
V.2Organization. Each of Buyer and Alkami Parent (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate the properties and assets now owned, leased or operated by it and to carry on its business as it is now being conducted, and (c) is duly licensed or qualified to do business and is in good standing as a foreign company in each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such license or qualification.
V.3Sufficiency of Funds. Buyer and Alkami Parent have sufficient cash on hand or other sources of immediate available funds to enable payment of the purchase price and consummate the terms contemplated by this Agreement.
V.4Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
V.5No Violations; Consents and Approvals. The execution, delivery and performance by each of Buyer and Alkami Parent of their respective obligations under this Agreement, the Transaction Documents to which it is a party, and the other certificates, agreements or documents to be executed and delivered by it in connection herewith, and the consummation of the transactions contemplated by this Agreement, do not and will not, (a) conflict with or violate any provision of the organizational documents of such party, (b) conflict with, result in the breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both), or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such party under, any contract or agreement to which such party is a party or to which any of its assets is subject or (c) violate or result in a breach of, or constitute a default under, any applicable law or Order applicable to Buyer or Alkami Parent, except in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Alkami Parent. No consent of any Person, entity or Governmental Authority is required in connection with the execution, delivery and performance of this Agreement and the Transaction Documents or the consummation by Buyer or Alkami Parent of their respective transactions contemplated hereby and thereby.
V.6Broker Fees. Neither Buyer nor Alkami Parent has employed any broker, finder or agent or has incurred or will incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
V.7Independent Investigation. Buyer and Alkami Parent conducted their own independent investigation, review and analysis of the Business and the Acquired Assets and acknowledges they were provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer and Alkami Parent acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Alkami Parent relied solely upon their own investigation and the express representations and warranties set forth in Article III and Article IV of this Agreement (including related portions of the Disclosure Schedules of each Article); and (b) neither Seller, Seller Principals, nor any other Person has made any representation or warranty as to Seller, the Business, the Acquired Assets or this Agreement, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Disclosure Schedules).

Article VI
COVENANTS
VI.1Tax Matters.
(a)All real property, personal property, ad valorem or other similar Taxes for a taxable period which includes (but does not end on) the Closing Date (“Apportioned Taxes”) shall be apportioned between Seller and Buyer based on the number of days included in such taxable period through and including the Closing Date and the number of days included in such taxable period after the Closing Date. All transfer, documentary, sales, use, stamp, registration, value added and similar Taxes and fees (including any penalties and interest thereon) incurred by the Parties in connection with the purchase of the Acquired Assets under this Agreement (“Transfer Taxes”) shall be borne, and the cost of preparing Tax Returns related to Transfer Taxes payable by Buyer shall be borne and paid by Buyer and Transfer Taxes payable by Seller shall be borne and paid by Seller. Notwithstanding the foregoing, penalties and interest with respect to Apportioned Taxes and Transfer Taxes caused solely by one Party shall be the responsibility solely of that Party. For the avoidance of doubt, any penalties or interest resulting from the failure by a Party, whose responsibility it is under applicable law to timely and duly cause to be filed any Tax Return or other documentation with respect to any Apportioned Taxes or Transfer Tax or to timely pay to the relevant Governmental Authority all such Apportioned Taxes or Transfer Taxes required to be paid, shall be deemed penalties and interest caused solely by that Party.
(i)Each Party shall timely and duly cause to be filed all Tax Returns and other documentation with respect to all Apportioned Taxes and Transfer Taxes subject to this Section 6.1(a) that are required by applicable law to be filed by such Party, and shall timely pay to the relevant Governmental Authority all such Taxes required to be paid by such Party (subject to such reimbursement as is provided for in this Section 6.1(a)).
(ii)Notwithstanding any other provision of this Agreement, to the extent that any portion of an Apportioned Tax or a Transfer Tax subject to this Section 6.1(a) is paid or required by applicable law to be paid by one Party but required by this Section 6.1(a) to be borne by another Party, such other Party shall pay or reimburse the Tax-paying Party for the portion of the Tax required to be so borne promptly (and in any event within five (5) days) upon notice from the Tax-paying Party of the amount of such Tax required to be paid or reimbursed.
(b)Except as otherwise provided herein, to the extent permissible by applicable law, each Party hereby waives compliance by Seller and Buyer with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or political subdivision that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets; provided, however, that Buyer does not waive Seller’s compliance with any applicable bulk sales or similar Law relating to any Tax. Seller and each Seller Principal hereby covenant and agree to pay and discharge when due all claims of creditors, other than the Assumed Liabilities, and of any applicable Governmental Authority that could be asserted against either Buyer, Alkami Parent or any of their Affiliates by reason of such non-compliance by Seller with any applicable bulk sales or similar Law relating to any Tax.  Seller and the Seller Principals hereby agree to jointly and severally indemnify, defend and hold the Buyer Indemnified Parties harmless from and against, and shall on demand reimburse the Buyer Indemnified Parties for, any and all Losses incurred, imposed on or suffered by reason of Seller’s failure to pay and discharge any such claims.  Seller covenants, at its own cost and expense, to promptly obtain the Tax Clearance Certificate from the State of Arizona and provide copies of such certificate to Buyer promptly upon receipt.
VI.2Commercially Reasonable Efforts. Buyer, on the one hand, and Seller and the Seller Principals, on the other hand, shall each cooperate with the other and use their respective commercially reasonable efforts to promptly (a) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and the other Transaction Documents and applicable law to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (b) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (c) execute and deliver such documents, certificates and other papers as a Party may reasonably request to evidence the other Party’s satisfaction of its obligations hereunder.
VI.3Employee Matters.
(a)Compensation and Benefits.
(i)Seller shall be liable for all liabilities arising as a result of, or related to, the employment of any of its employees, including the employees listed on Schedule 3.19 (the “Seller Employees”) on or prior to the Closing Date, including liabilities related to any accrued vacation and paid time off , Seller’s termination of the employment of any of its employees (including the Seller Employees) and any required offers of continuation coverage and compliance with COBRA for all “M&A qualified beneficiaries” (as defined in 26 C.F.R. 54.4980B-9), including all Seller Employees who lose health benefits coverage prior to or in connection with the Closing of the transaction, and any dependents thereof.
(ii)Buyer shall provide to each Seller Employee an offer of at-will employment effective on the Closing Date, contingent upon (x) the consummation of the transactions contemplated hereby, (y) such employee’s continued employment by Seller as of the Closing, and (z) such employee meeting Buyer’s requirements to becoming an employee and completing all required on-boarding procedures. Each such Seller Employee who accepts such offer of employment and commences employment with Buyer following the Closing is referred to herein as a “Transferred Employee.” The Transferred Employees shall only be entitled to such compensation and employee benefits as are agreed to by such employees and Buyer, or as are otherwise provided by Buyer in its sole discretion.
(iii)With respect to any employee benefit plan maintained by Buyer or Alkami Parent (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing Date, and if allowed pursuant to the Buyer Benefit Plans,

Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, (A) such service shall not be recognized to the extent that such recognition would result in a duplication of benefits and (B) such recognition shall not include any accrued vacation or paid time off that existed with respect to any Transferred Employee immediately prior to the Closing (such items being Excluded Liabilities) or any deductibles that such Transferred Employees may have paid prior to the Closing Date; and, provided, further, however, that neither Buyer nor any of its Affiliates shall be required to amend any Buyer Benefit Plans to provide for any such recognition.
(b)Third Parties. Nothing in this Section 6.3: (i) shall limit the ability of Buyer or any of its Affiliates to terminate the employment of any employee (including any Transferred Employee) at any time and for any or no reason; (ii) constitutes the establishment, modification, or an amendment of, or is to be construed as establishing, modifying, or amending, any benefit or compensation plan, program, policy, contract, arrangement or agreement; (iii) shall limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, contract, arrangement or agreement any time assumed, established, sponsored or maintained by any of them; or (iv) is intended to confer upon any current or former employee (including any Transferred Employee) or any other Person any right to employment or continued employment or any particular term or condition of employment. Nothing in this Section 6.3 shall be construed to create any third party beneficiary rights of any kind or nature in any Person.
VI.4Consents; Further Assurances. After the Closing, each of Seller and Seller Principals shall use its commercially reasonable efforts to obtain (a) the consents identified on Schedule 3.5 and (b) the consents of any Material Clients required to assign any Acquired Contracts with such Material Client to Buyer. In addition, Seller and Seller Principals shall each, from time to time, at the request of Buyer, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and valid title to the Acquired Assets.
VI.5Discharge of Liabilities; Lien Release. Seller shall, and the Seller Principals shall cause Seller to, pay and discharge the Excluded Liabilities relating to the Business as and when due. Seller covenants, at its own cost and expense, to promptly obtain releases of any Liens on any of the Acquired Assets that exist as of the Closing Date and to file all necessary UCC-3 termination statements and other release documents as the Buyer may reasonably deem necessary or appropriate in connection with the termination of all such existing Liens.
VI.6Accounts Receivable. Seller shall, and the Seller Principals shall cause Seller to, promptly forward to Buyer any and all proceeds from accounts receivable relating to the Business that are received by Seller, the Seller Principals or any of their Affiliates following the Closing Date.

VI.7Non-Compete.
(a)Seller and each Seller Principal hereby acknowledges that Buyer is purchasing substantially all of the assets and goodwill of Seller and that Seller and each Seller Principal is familiar with the Business and its Trade Secrets, client and customer information and other confidential and proprietary information. Each of Seller and the Seller Principals acknowledges and agrees that Buyer (and its operation of the Business) and its Affiliates would be irreparably damaged if Seller or any Seller Principal were to provide services to or otherwise participate in a business that is competitive to the Business during the Restricted Period and that any such competition by Seller or a Seller Principal would result in a significant loss of value and goodwill that Buyer and its Affiliates are purchasing. Seller and each Seller Principal further acknowledges and agrees that the covenants and agreements set forth in this Section 6.7 were a material inducement to Buyer and Alkami Parent to enter into this Agreement and to perform their obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller or any Seller Principal breached the provisions of this Section 6.7. Therefore, in further consideration of the sale of the Business by Seller, including substantially all of the assets and goodwill of Seller, and the amounts to be paid hereunder for which the Seller Principals will realize direct benefit:
(i)Seller and each Seller Principal agrees, severally and not jointly, that from and after the Closing Date and for so long as Buyer or its Affiliates carry on a like business as the Business or until the fourth (4th) anniversary of the Closing Date, whichever period is shorter (the “Restricted Period”), neither Seller nor any Seller Principal shall, directly or indirectly through another Person, anywhere within any State of the United States, any county within any such State or any territory of the United States, (A) design, develop, manufacture, market, sell or license any product or provide any service which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by Seller since Seller’s formation, (B) engage in any business competitive with the Business, or (C) directly or indirectly own, manage, control, participate in, consult with, render services for, lend funds to or in any other manner participate, invest or engage in any business activity that is addressed in clauses (A) or (B) above; provided, that nothing herein shall prohibit Seller or a Seller Principal from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. Seller and each Seller Principal acknowledges that the geographic restrictions set forth in this Section 6.7 and the term of the Restricted Period are reasonable and necessary to protect the Business and goodwill being sold pursuant to this Agreement and that Seller does business, markets, promotes, and sells its products and services throughout the United States without regard to geographic boundaries; and
(ii)During the Restricted Period, neither Seller nor any Seller Principal shall, without Buyer’s prior written consent (provided that such consent may be given or withheld by Buyer in its sole discretion), directly or indirectly through another Person, (A) induce or attempt to induce any employee of Buyer or any of its Affiliates to leave the employ of Buyer or any of its Affiliates, or in any way interfere with the relationship between

Buyer or any of its Affiliates and any employee thereof, (B) hire or solicit to hire (excluding ordinary, publicly made advertisements of employment opportunities not targeted at any specific person or group of persons) any person who was an employee of Buyer or any of its Affiliates at any time during the one (1) year period immediately prior to the date on which such hiring would take place, or (C) induce or attempt to induce any client, customer, sales partner, supplier, licensee or other business relation of Buyer or its Affiliates (including those clients, customers, sales partners, suppliers, licensees or other business relations of Seller prior to the sale of the Business), to cease doing or decrease their business with Buyer or any of its Affiliates or to not to do business with Buyer or any of its Affiliates after the Closing, or in any way interfere with the relationship between any such client, customer, sales partner, supplier, licensee or other business relation and Buyer or any of its Affiliates. The restrictions in this Section 6.7(a)(ii) are limited to the employees, clients, customers, sales partners, suppliers, and licensees of Seller that existed at the time of the Closing Date and one year prior thereto.
(b)If, at the time of the enforcement of the covenants contained in this Section 6.7 (the “Restrictive Covenants”), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the Restrictive Covenants to cover the maximum duration, scope and area permitted by applicable law. In the event a breach or threatened breach of this Agreement, Buyer and its Affiliates or their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or injunctive or other relief in order to enforce, or prevent any violations (or threatened violations) of, the provisions hereof (without posting a bond or other security) and neither Seller or any Seller Principal will oppose the granting of such relief on the basis that Buyer and/or its Affiliates have an adequate remedy at law. Seller and each Seller Principal has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business being sold to Buyer. Seller and each Seller Principal further acknowledges and agrees that the Restrictive Covenants are being entered into in connection with the sale of the Business pursuant to this Agreement and that the consideration paid under this Agreement constitutes sufficient consideration for the Restrictive Covenants. In the event of a breach or violation of this Section 6.7 by Seller or any Seller Principal, the running of the Restricted Period for such breaching party shall be tolled during the continuance of such breach or violation by such breaching party, and the Restricted Period shall be extended by the period of time for which such breach or violation by such breaching party is continuing.
VI.8Cooperation.
(a)In the event and for so long as Buyer or any of its Affiliates actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand by or against a third party in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or the

Acquired Assets, each of Seller and Seller Principals will reasonably cooperate with Buyer and its Affiliates that are the contesting or defending party and his, her or its counsel in the contest or defense, make available his, her or its personnel during normal business hours, and provide such reasonable access to his, her or its books and records, in each case, as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (but subject to any indemnification provided for under Article VII).
(b)Each Party shall, and shall cause its Affiliates and representatives to, cooperate as and to the extent reasonably requested by the other Parties hereto in connection the preparation and filing of Tax Returns and any proceeding with respect to Taxes. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax matters, and making knowledgeable employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall (i) retain all books and records relevant to Taxes of Seller (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) give the other Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other Party so requests, allow such other Party to either copy or take possession of such books and records.
VI.9Use of Name. As of the Closing, Buyer shall be entitled to fully use the “MK Decisioning Systems, LLC” name and brand, and all other Trademarks, trade-names and domain names included in the Acquired Assets, and Seller shall take all action and execute any consent reasonably required in order to give effect to the foregoing. From the Closing Date and thereafter, Seller shall cease using the Trademarks, trade-names, domain names and other Intellectual Property rights included in the Acquired Assets and shall cease to operate the Business or any similar business under a corporate or other entity name or trade name that incorporates such Intellectual Property rights or trade names or any marks or names substantially similar or confusingly similar thereto, including using the brand “MK Decision” or any other similar brand. Within one (1) day following the Closing, Seller shall change its name from MK Decisioning Systems, LLC to another name that is reasonably acceptable to Buyer.
VI.10Information Security. Upon Closing, Seller and each Seller Principal shall deliver to Buyer or its designee, or at Buyer’s request, securely destroy or render unreadable or undecipherable (if such delivery is not reasonably feasible or desirable to Buyer; which decision shall be based solely on Buyer’s written instructions), each and every original and copy in all media of all Personal Data. In the event and during the period that applicable law does not permit Seller and Seller Principal’s to perform such delivery or destruction of certain Personal Data, Seller and Seller Principal’s shall notify Buyer of the retention of such Personal Data. Seller and each Seller Principal warrants that it shall ensure the confidentiality and security of such Personal Data in accordance with applicable laws and that it shall not use it or disclose it unless required by subpoena or other Order, provided that Seller and each Seller Principal shall notify Buyer immediately in writing prior to any such disclosure so that Buyer shall have the right to defend such action in lieu of and on behalf of the Seller and Seller Principals.

Article VII

INDEMNIFICATION
VII.1Indemnification by Seller and Seller Principals. Subject to the limitations set forth in this Article VII, from and after the Closing, Seller, each Seller Principal and Dr. Jodha Khalsa, jointly and severally, agree to indemnify, defend and hold Buyer and its Affiliates and each of their respective officers, directors, employees, agents, and representatives (each, a “Buyer Indemnified Party”), harmless from and against any and all liabilities, obligations, deficiencies, demands, actions, proceedings, judgments, causes of action, assessments, losses, costs (including reasonable costs of investigation and of enforcing the provisions of this Article VII), expenses, interest, fines, Taxes, penalties, and damages (including reasonable fees and reasonable expenses of attorneys, accountants and other experts) (individually, a “Loss” and collectively, the “Losses”) incurred, imposed on or suffered by any Buyer Indemnified Party relating to, resulting from, or arising out of, any of the following:
(a)any inaccuracy in or breach of a representation or warranty made herein by Seller or any Seller Principal in Article III (or in any other Transaction Document or any certificate or other instrument delivered pursuant to this Agreement with respect thereto);
(b)any non-compliance with or breach by Seller of any of the covenants or agreements contained in this Agreement or in any of the other Transaction Documents to be performed by Seller;
(c)any action or inaction prior to Closing involving or associated with the Acquired Assets and/or business operations of Seller related thereto;
(d)the Excluded Liabilities; or
(e)those matters listed on Schedule 7.1 attached hereto.
VII.2Indemnification by Seller Principals. Subject to the limitations set forth in this Article VII, from and after the Closing, each Seller Principal and Dr. Jodha Khalsa, jointly and severally, agrees to indemnify, defend and hold Buyer Indemnified Parties harmless from and against any and all Losses incurred, imposed on or suffered by any Buyer Indemnified Party relating to, resulting from, or arising out of, any of the following:
(a)any inaccuracy in or breach of a representation or warranty made herein by a Seller Principal in Article IV (or in any other Transaction Document or any certificate or other instrument delivered by a Seller Principal pursuant to this Agreement with respect thereto); or
(b)any non-compliance with or breach by any Seller Principal of any of the covenants or agreements contained in this Agreement or in any of the other Transaction Documents to be performed by any Seller Principal.

VII.3Indemnification by Buyer. Subject to the limitations set forth in this Article VII, from and after the Closing, Buyer agrees to indemnify, defend and hold Seller, Seller Principals, and their Affiliates, and each of their respective officers, directors, employees, agents and representatives (each, a “Seller Indemnified Party”), harmless from and against any and all Losses incurred, imposed on or suffered by any Seller Indemnified Party relating to, resulting from, or arising out of, any of the following:
(a)any inaccuracy in or breach of a representation or warranty made herein by Buyer or Alkami Parent in Article V (or in any other Transaction Document or any certificate or other instrument delivered pursuant to this Agreement with respect thereto);
(b)any non-compliance with or breach by Buyer or Alkami Parent of any of the covenants or agreements contained in this Agreement or in any of the other Transaction Documents to be performed by Buyer or Alkami Parent, respectively; or
(c)the Assumed Liabilities.
VII.4No Duplicative Claims. The Parties agree that any specific items raised by Buyer in the Closing Statement which reflect differences from how these items were set forth in the Estimated Closing Statement, and that are finally determined pursuant to Section 2.3, shall not be subject to any duplicative claim by Buyer or any of its Affiliates pursuant to Section 7.1 or Section 7.2.
VII.5Indemnification Procedure for Third Party Claims.
(a)In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice to the Indemnifying Party as promptly as practicable after learning of such claim, and in no event longer than fifteen (15) days. Subject to Section 7.5(d), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within twenty (20) days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party, which such counsel shall be reasonably acceptable to the Indemnified Party. The assumption of the defense of any Third Party Claim by the Indemnifying Party shall not constitute an admission of responsibility to indemnify the Indemnified Party.
(b)In the event that the Indemnifying Party shall fail to give the Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense. The

Indemnified Party may not settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)Subject to Section 7.5(d), in the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnifying Party shall have the right to conduct such defense. The Indemnifying Party may not settle such claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to monitor the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim if (i) the claim for indemnification is with respect to a criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) the third party asserting such claim is a supplier, vendor, employee, client or customer of the Business or the Indemnified Party or any of its Affiliates, (iv) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim, (v) the Indemnified Party reasonably believes that the amount of the claim exceeds either (A) the amount that the Indemnifying Party is obligated to indemnify the Indemnified Party for pursuant to this Agreement or (B) the remaining amount of the Holdback Amount (if the Indemnifying Party is Seller, any of the Seller Principals or Dr. Khalsa), (vi) the Indemnified Party reasonably believes that, if successful, the claim would set a precedent that would materially interfere with, or have a material effect on, the business, business relationships or financial condition of the Indemnified Party or its Affiliates, (vii) the claim is with respect to Taxes or Intellectual Property, or (viii) the claim seeks an injunction or other equitable relief against the Indemnified Party or any of its Affiliates; provided, that the Indemnified Party shall have the right to settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that, if the Indemnifying Party is Seller, any of the Seller Principals or Dr. Khalsa, the Indemnified Party shall have the right to settle any claim (1) that alleges Infringement or that is primarily related to a breach of the representations and warranties in Section 3.12 and (2) where the Indemnified Party reasonably believes that the amount of the claim exceeds either (A) the amount that the Indemnifying Party is obligated to indemnify the Indemnified Party for pursuant to this Agreement or (B) the remaining amount of the Holdback Amount.
VII.6Direct Claims. Any claim under this Article VII by an Indemnified Party for indemnification other than indemnification with respect to a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice of the Indemnifying Party’s obligation to provide indemnification hereunder, which notice shall specify the provision or provisions of this Agreement that have been breached by the Indemnifying Party, the facts reasonably available constituting the basis for such claim and the amount of Losses incurred (or reasonably expected to be incurred) by the Indemnified Party to the extent reasonably ascertainable (each such notice given in accordance with the foregoing, an “Indemnity Notice”). The Indemnifying Party will have a period of thirty (30) calendar days following receipt of an Indemnity Notice within which to satisfy such Direct Claims. If the Indemnifying Party does not so satisfy such Direct Claim within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have disputed such claim. In the event the Indemnifying Party disputes a Direct Claim, the Indemnifying Party and the Indemnified Party shall attempt to resolve their differences regarding the Direct Claim in good faith. If the dispute regarding such Direct Claim has not been resolved within fifteen (15) days following receipt by the Indemnifying Party of the Indemnity Notice, then the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Article VII.
VII.7Failure to Give Timely Notice. A failure by an Indemnified Party to give timely notice as provided in this Article VII will not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any Party entitled to receive such notice was actually and materially prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.
VII.8Survival of Representations and Warranties. All representations and warranties contained in Article III, Article IV and Article V shall survive the Closing for a period of eighteen (18) months following the Closing Date (“Contractual Statute of Limitations”), except that: (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(a), 3.7, 3.8, 3.12, 3.20, 3.24, 4.1, 5.1, 5.2 and 5.4 (collectively, the “Fundamental Representations”) shall survive until the applicable statute of limitations has run (including any valid extension) plus thirty (30) days, and (b) all representations or warranties shall survive beyond the applicable period with respect to any inaccuracy therein or breach thereof for which an Indemnity Notice shall have been duly and timely delivered within such applicable period in accordance with this Article VII (regardless of when the Losses in respect thereof may actually be incurred so long as the inaccuracy or breach giving rise to any such Losses has occurred on or prior to the expiration of the applicable period), and any such representation or warranty shall survive until the claim for indemnity with respect to such inaccuracy or breach is finally resolved. The covenants and agreements of Seller, Seller Principals and Buyer contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case the performance obligation of such covenant or agreement shall survive for such specified term and the right to make a claim shall survive indefinitely.
VII.9Certain Limitations and Exceptions. Notwithstanding the foregoing:
(a)Neither Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover under the provisions of this Article VII for any claim for inaccuracy in or breach of a representation or warranty pursuant to Section 7.1(a), Section 7.2(a), or Section 7.3(a), as applicable, until the aggregate amount which all Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, would be entitled to recover on account of all Losses relating to such claim or series of related claims (each, an “Eligible Claim”), but for this Section 7.9, exceeds $25,000 in the aggregate, in which event Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall, subject to Section 7.9(b), be entitled to recover for all Losses on Eligible Claims, including as to the initial $25,000 of Losses; provided, however, that the limitations set forth in this Section 7.9(a), shall not be applicable to any claim for Losses relating to (i) legal proceedings that are based on any facts and circumstances arising prior to the Closing, (ii) any inaccuracy in or breach of a Fundamental Representation, (iii) Excluded Liabilities, (iv) breaches of any covenants of Seller or the Seller Principals under this Agreement or any other Transaction Document, or (v) willful breach, intentional misrepresentation or fraud.
(b)Neither Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover under the provisions of this Article VII for any inaccuracy in or breach of a representation or warranty pursuant to Section 7.1(a), Section 7.2(a) or Section 7.3(a), as applicable, to the extent that the aggregate recovery by Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, on account of Section 7.1(a), Section 7.2(a) or Section 7.3(a), as applicable, exceeds the Purchase Price; provided, however, that the aggregate amount of Losses that are indemnifiable under this Article VII for any breach or inaccuracy of any representations and warranties that are not Fundamental Representations shall not exceed $3,000,000. The foregoing limitation shall not apply to recovery for an Eligible Claim relating to (v) legal proceedings that are based on any facts and circumstances arising prior to the Closing, (w) any inaccuracy in or breach of a Fundamental Representation, (x) Excluded Liabilities, (y) breaches of any covenants of Seller or the Seller Principals under this Agreement or any other Transaction Document, or (z) willful breach, intentional misrepresentation or fraud.
(c)For purposes of determining whether there has been a breach of a representation or warranty contained in this Agreement or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement or any of the other Transaction Documents and determining the amount of Losses that are the subject matter of a claim for indemnification related thereto, each such representation and warranty shall be read without regard and without giving effect to the terms “material,” “Material Adverse Effect,” “material adverse effect,” or other variations of the words “material” or “material adverse effect” contained in such representation or warranty (as if such words, phrases and related clauses were deleted from such representation and warranty).
(d)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity, relating to the breach or alleged breach of this Agreement, except to the extent such damages are paid by an Indemnified Party in connection with or pursuant to a Third Party Claim; provided, however, that the limitations in this Section 7.9(d) shall not apply to any breach or alleged breach of Section 6.7.
VII.10Manner of Payment. Any indemnification of Seller Indemnified Parties pursuant to this Article VII shall be effected by wire transfer of immediately available funds from Buyer to an account designated by such Seller Indemnified Party within five (5) days after the final determination of Losses related to such indemnification. Any indemnification amounts owing from Seller or Seller Principals pursuant to this Article VII, other than any Losses relating to an inaccuracy in or breach of a Fundamental Representation or in the case of willful breach, intentional misrepresentation or fraud, shall be first be made from the Holdback Amount to the extent of available funds therein. To the extent sufficient funds are not available from the Holdback Amount any indemnification of Buyer Indemnified Parties pursuant to this Article VII shall be effected by wire transfer of immediately available funds from Seller or the Seller Principals to an account designated by Buyer within five (5) days after the final determination of Losses related to such indemnification. Notwithstanding anything else contained in this Agreement, any Losses for which a Buyer Indemnified Party is entitled to indemnification and that relate to an inaccuracy in or breach of a Fundamental Representation or any willful breach, intentional misrepresentation or fraud, shall be paid, at Buyer’s discretion from the Holdback Amount, by Seller and/or the Seller Principles or from a combination of the above, and Buyer Indemnified Parties shall not be required to use the Holdback Amount first for any such indemnification.
VII.11Effect of Investigation. The right to indemnification, payment of Losses of an Indemnified Party or for other remedies based on any representation, warranty, covenant or obligation of an Indemnified Party contained in or made pursuant to this Agreement shall not be affected by (a) any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation or (b) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation.
VII.12Allocation of Indemnification Payments. The Parties agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes to the extent permitted by law and shall be allocated as set forth in Section 2.4.
VII.13Effect of Insurance and Other Recoveries. The amount of any Losses for which indemnification is provided under this Article VII shall be reduced by (a) any amounts that are actually recovered by the Indemnified Party or any of its Affiliates from any third party, and (b) any insurance proceeds or other cash receipts or source of reimbursement to the extent actually received by the Indemnified Party or any of its Affiliates with respect to such Losses (net of any fees, costs and expenses of recovery and increase in premiums) (each source named in clauses (a) and (b), a “Collateral Source”). If the amount of any Loss with respect to any indemnification claim is required to be reduced under this Section 7.133 after the date on which the Indemnifying Party is required pursuant to this Article VII to pay such indemnification claim, the Indemnified Party shall promptly reimburse the Indemnifying Party any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such reduction been determined at or prior to the time of such payment (net of any additional costs incurred by the Indemnified Party in connection therewith).

VII.14Exclusive Right of Set-Off. Subject to the limitations set forth in Section 7.9, notwithstanding anything in this Agreement, upon notice to Seller specifying in reasonable detail the basis for such set-off, Buyer and/or Alkami Parent may set-off any amount to which it or any Buyer Indemnified Party may be entitled to under this Article VII against amounts otherwise payable by Buyer and/or Alkami Parent under Section 2.8. The exercise of such right of set-off by Buyer and/or Alkami Parent in good faith, whether or not ultimately determined to be justified, will not constitute an event of default or a breach of this Agreement; provided, however, that if it is ultimately determined that such Buyer Indemnified Party was not entitled to indemnification under this Article VII for the amounts set-off, then Buyer and/or Alkami Parent shall promptly pay such amounts as were owing under Section 2.8 and improperly set-off. Buyer’s and Alkami Parent’s right to set-off described above will be in addition to any other right they may have under this Article VII.
VII.15Exclusive Remedies. The parties acknowledge and agree their sole and exclusive remedy with respect to any and all claims (other than claims arising from willful breach, intentional misrepresentation or fraud in connection with the transactions contemplated by this Agreement) for any breach of any representation or warranty set forth in this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing each party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any representation or warranty, set forth in this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any applicable law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.15 shall limit any Person’s right to seek any remedy or amount of damages on account of any willful breach, intentional misrepresentation or fraud, including if the same results in a violation of applicable law.
Article VIII

MISCELLANEOUS
VIII.1Notices, Consents, Etc. Any notices, demands or other communication required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges paid) or mailed to the recipient by registered or certified mail, return receipt requested and postage paid or (c) if given by electronic mail to the e-mail addresses set forth in this Section 8.1. Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three (3) Business Days after the date of mailing if sent by certified or registered mail, (iii) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (iv) at the time of receipt if given by electronic mail. Such notices, demands and other communications shall be sent to the addresses indicated below or such other address or to the attention of such other person as the recipient has indicated by prior written notice to the sending Party in accordance with this Section 8.1:

(a)	If to Seller or the Seller Principals:
c/o Khalsa McBrearty Accountancy, LLP on behalf of MK Decisioning Systems, LLC. 3200 N Central Avenue, Suite 1150 Phoenix, AZ 85012 Attention: Dr. Jodha S. Khalsa, CPA Email: jsk@vaiil.com with a copy (which shall not constitute notice) to:
MK Decisioning Systems, LLC 2317 North Richland Street Phoenix, Arizona 85006 Attention: Har Rai S. Khalsa Email: harrai1021@gmail.com

(b)	If to Buyer or Alkami Parent:

c/o Alkami Technology, Inc. 5601 Granite Parkway, Suite 120 Plano, TX 75024 Attention: Douglas A. Linebarger, Chief Legal Officer Email: dlinebarger@alkami.com with a copy (which shall not constitute notice) to:
Hunton Andrews Kurth LLP 1445 Ross Ave., Suite 3700 Dallas, Texas 75202 Attention: Gregory J. Schmitt Email: gschmitt@huntonak.com
VIII.2Public Announcements. Neither Seller nor any Seller Principal, on the one hand, nor Buyer, on the other hand, shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other Parties; provided that Buyer and Alkami Parent may make any announcements and filings required by Law, rule or regulation. The initial press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be made by Buyer. Buyer shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (a) to authorized representatives and employees of Buyer or its Affiliates, (b) in connection with summary information about Buyer’s or any of Buyer’s Affiliates financial condition, (c) to any of Buyer’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents, (d) to any bona fide prospective purchaser of the equity or assets of Buyer or its Affiliates and (e) as required to be disclosed by Order of a court of competent jurisdiction or Governmental Authority, or by subpoena, summons or legal process, or by applicable law, rule or regulation. Seller shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby to (i) its employees to the extent that such employees have a reasonable need to know, (ii) to any of Seller’s or Seller Principal’s auditors, attorneys, or authorized representatives, and (iii) as required to be disclosed by Order of a court of competent jurisdiction or Governmental Authority, or by subpoena, summons or legal process, or by applicable law, rule or regulation; provided, however, that Seller shall give written notice to Buyer and Alkami Parent with respect to any anticipated disclosure pursuant to this clause (iii) and assist Buyer and Alkami Parent, at Buyer’s and Alkami Parent’s expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances.
VIII.3Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or rule in any jurisdiction, in any respect, such invalidity shall not affect the validity, legality and enforceability of any other provision or any other jurisdiction and, the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.
VIII.4Amendment and Waiver. This Agreement may not be amended, or any provision of this Agreement waived except by a written instrument executed (a) by all Parties, with respect to an amendment, and (b) by the Party granting such waiver, with respect to a waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.
VIII.5Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
VIII.6Expenses. Except as otherwise specifically provided herein, each of the Parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.
VIII.7Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

VIII.8Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
VIII.9Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, nothing in this Agreement is intended to limit Buyer’s or Alkami Parent’s ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to (a) any of their Affiliates, (b) any purchaser of all or substantially all of the assets of Buyer or Alkami Parent, or (c) to lenders of Buyer or Alkami Parent as security for borrowings, at any time without consent. Notwithstanding anything to the contrary contained herein, neither Seller nor Seller Principals may assign any of its, his or her rights or delegate any of its, his or her responsibilities, liabilities or obligations under this Agreement, without the prior written consent of Buyer.
VIII.10Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:
“AAA” has the meaning set forth in Section 8.17.
“Accountants” has the meaning set forth in Section 2.3(a)(v).
“Acquired Assets” has the meaning set forth in Section 1.1(a).
“Acquired Contracts” has the meaning set forth in Section 1.1(a)(ii).
“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person, including, but not limited to, (a) a Person who owns or controls at least 50% of the outstanding voting interests of the Person and (b) a Person who is an officer, director, or manager, or general partner of the Person. For purposes of this Agreement, each of the Seller Principals (and, for any Seller Principal that is not a natural person, each general partner and any Affiliates of such Seller Principal) shall be deemed to be an Affiliate of Seller.
“Agreement” has the meaning set forth in the preamble.
“Alkami Parent” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 2.4.
“Apportioned Taxes” has the meaning set forth in Section 6.1(a).
“Assignment and Bill of Sale” has the meaning set forth in Section 2.6(a).
“Assumed Liabilities” has the meaning set forth in Section 1.2.

“Assumption Agreement” has the meaning set forth in Section 2.7(a).
“Business Benefit Plans” has the meaning set forth in Section 3.16(a).
“Business Day” means any day other than Saturday, Sunday, or any other day on which banking institutions in the State of Texas are authorized by law or executive action to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnified Party” has the meaning set forth in Section 7.1.
“CERCLA” has the meaning set forth in Section 3.17(c)(ii).
“Client Data” means any and all information (a) collected by Seller about users of the Seller Products which either (i) identifies such client, (ii) is unique to such client or such client’s unique users (whether or not Personal Data), or (iii) could provide insight into such users’ or visitors’ behavior if analyzed, aggregated or otherwise examined; or (b) collected, accessed, held, used, stored, adapted, displayed, distributed or otherwise processed by Seller for or on behalf of a client or user of a Seller Product.
“Closing” has the meaning set forth in Section 2.5.
“Closing Cash Consideration” shall mean an amount equal to $20,000,000.
“Closing Date” has the meaning set forth in Section 2.5.
“Closing Statement” has the meaning set forth in Section 2.3(a)(iii).
“Closing Statement Protest Notice” has the meaning set forth in Section 2.3(a)(iv).
“COBRA” has the meaning set forth in Section 3.16(e).
“Code” means the Internal Revenue Code of 1986, as amended, and any successor law.
“Collateral Source” has the meaning set forth in Section 7.13.
“Consultant Proprietary Information Agreement” has the meaning set forth in Section 3.12(i).
“Contaminants” has the meaning set forth in Section 3.12(d).
“Contractual Statute of Limitations” has the meaning set forth in Section 7.5(a).
“Contributor” has the meaning set forth in Section 3.12(i).

“COVID-19” means the presence, transmission, threat or fear of severe acute respiratory syndrome coronavirus (SARS-CoV-2) also known as the novel coronavirus, and the disease caused thereby, or any evolution or variant thereof, and/or any mandatory or advisory restriction issued, or action ordered or threatened by any Governmental Authority.
“Current Assets” means the assets included in those accounts listed as “Current Assets” in the Net Working Capital Detail section of the Estimated Closing Statement. Notwithstanding anything to the contrary herein, in no event shall “Current Assets” include any deferred Tax assets, cash, cash equivalents or restricted cash.
“Current Liabilities” means the liabilities in those accounts listed as “Liabilities” in the Net Working Capital Detail section of the Estimated Closing Statement. Notwithstanding anything to the contrary herein, in no event shall “Current Liabilities” include any deferred Tax liabilities.
“Data Activities” has the meaning set forth in Section 3.12(n).
“Defense Counsel” has the meaning set forth in Section 7.5(a).
“Defense Notice” has the meaning set forth in Section 7.5(a).
“Deficit Amount” has the meaning set forth in Section 2.3(b).
“Direct Claim” has the meaning set forth in Section 7.6.
“Disputed Earn-Out Amounts” has the meaning set forth in Section 2.8(e).
“Earn-Out Objection” has the meaning set forth in Section 2.8(d).
“Earn-Out Payment” has the meaning set forth in Section 2.8(b)(i).
“Earn-Out Resolution Period” has the meaning set forth in Section 2.8(e).
“Earn-Out Review Period” has the meaning set forth in Section 2.8(d).
“Earn-Out Shares” has the meaning set forth in Section 2.8(b)(ii).
“Earn-Out Statement” has the meaning set forth in Section 2.8(a).
“Eligible Claim” has the meaning set forth in Section 7.9(a).
“Eligible Revenue” shall have the meaning set forth in Section 2.8(b)(iii).
“Employee Benefit Plans” shall mean any deferred compensation, retention, bonus or other incentive compensation, stock purchase, stock option or other equity or equity-based compensation plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare”

plan, fund or program (within the meaning of Section 3(1) of ERISA, each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA), each employment, termination, change in control, retention or severance agreement, and each other employee benefit plan, fund, program, agreement or arrangement providing benefits to Employees or the dependents or beneficiaries of such Employees, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (any such trade or business, an “ERISA Affiliate”) or for which Seller, or any ERISA Affiliate has any liability or financial obligation.
“Employee Proprietary Information Agreement” has the meaning set forth in Section 3.12(i). “Environmental Laws” has the meaning set forth in Section 3.17(c)(i).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” has the meaning set forth in Section 2.2(b).
“Estimated Closing Statement” has the meaning set forth in Section 2.3(a)(i).
“Excluded Assets” has the meaning set forth in Section 1.1(b).
“Excluded Liabilities” has the meaning set forth in Section 1.3.
“Final Closing Statement” has the meaning set forth in Section 2.3(a)(v).
“Final Earn-Out Statement” has the meaning set forth in Section 2.8(f).
“Final Net Working Capital” has the meaning set forth in Section 2.3(b).
“Financial Statements” has the meaning set forth in Section 3.6(a).
“First Earn-Out Period” has the meaning set forth in Section 2.8(b)(iv).
“Fundamental Representations” has the meaning set forth in Section 7.8.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board (or any successor authority) and its predecessor, the Accounting Principles Board of the American Institute of Certified Public Accountants, that are applicable as the date of determination, consistently applied.
“Governmental Authority” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (d) multinational organization or body, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Hazardous Substances” has the meaning set forth in Section 3.17(c)(ii).
“Health and Welfare Benefits” means the HMO and PPO health and vision, dental, short-term disability, long-term disability, and life insurance benefits maintained by Seller, the insurance policies and contracts and any other assets maintained in connection therewith and any rights of Seller thereunder, and any claims for benefits under such policies arising in the ordinary course of such policies’ administration and sponsorship.
“Holdback Amount” has the meaning set forth in Section 2.2(b).
“Holdback Escrow Agreement” has the meaning set forth in Section 2.2(b).
“Indebtedness” means, with respect to Seller, (i) any indebtedness for borrowed money and accrued but unpaid interest, premiums and penalties relating thereto, including, without limitation, the PPP Loans, (ii) any indebtedness evidenced by any letter of credit (to the extent drawn), note, bond, debenture or other debt security, (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which Seller is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which Seller assures a creditor against loss with respect to indebtedness (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by Seller (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities or obligations under capitalized leases with respect to which Seller is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations Seller assures a creditor against loss, (vii) any indebtedness or liabilities secured by a lien on Acquired Assets other than Permitted Liens, (viii) any amounts owed by Seller to any Person under any earn-out or similar performance payment, noncompetition, bonus, consulting or deferred compensation arrangements and (ix) any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with the foregoing.
“Indemnified Party” has the meaning set forth in Section 7.5(a).
“Indemnifying Party” has the meaning set forth in Section 7.5(a).
“Indemnity Notice” has the meaning set forth in Section 7.6.
“Information Systems” has the meaning set forth in Section 3.12(r).

“Infringement” or “Infringe” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, dilutes, or constitutes unauthorized use of, or otherwise violates the Intellectual Property of, any Person.
“Intellectual Property” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefore and all reissues, divisions, re examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (“Patents”); (2) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor; (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor; (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; (7) Moral Rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing; and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“IRS” means the United States Internal Revenue Service (or any successor agency). “Knowledge of Seller” or the phrase “to Seller’s Knowledge” means the actual knowledge, after due inquiry, of any of the Seller Principals and any of Seller’s members or managers.
“Latest Balance Sheet Date” has the meaning set forth in Section 3.6(a).
“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative Order, constitution, law, ordinance, rule, writ, injunction, code, principle of common law, case, decision, regulation, statute, treaty, agency requirement, license, directive or permit of any Governmental Authority.
“Leases” has the meaning set forth in Section 3.10(b).
“Liens” means any mortgages, pledges, financing statements, hypothecations, security interests, deeds of trust, liens, charges, options, rights of first refusal or first offer, conditional sales contracts, claims, restrictions, covenants, easements, rights of way, title defects, judgments, levies, impositions or other encumbrances or restrictions of any nature whatsoever (whether arising by agreement, under applicable law or otherwise).
“Loss” and “Losses” has the meaning set forth in Section 7.1.

“Material Adverse Effect” means, with respect to any Person or the Business, as applicable, any change, event, development, fact, occurrence or effect that, individually or in the aggregate, is, or could reasonably be expected to be, materially adverse to (a) the Business or the business, operations, assets, liabilities, financial condition, results of operations or prospects of such Person, as applicable, or (b) the ability of Seller, Buyer or a Seller Principal, as applicable, to timely consummate the transactions contemplated hereby or by the Transaction Documents to which Seller, Buyer or a Seller Principal, as applicable, is party, excluding, with respect to clause (a) only, any change, event, development, fact, occurrence or effect arising out of or resulting from (i)  changes in conditions in the U.S. or global economy or capital, financial, credit, foreign exchange or securities markets generally, including any disruption thereof; (ii) fires, epidemics, quarantine restrictions, strikes, freight embargoes, earthquakes, hurricanes, floods or other acts of God or natural disasters; (iii) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism or similar calamity or crisis; (iv)  changes in applicable law; (v) the direct result of such Person’s actions taken, delayed or omitted to be taken expressly in accordance with this Agreement or with written consent of or at the written request of Buyer or Alkami Parent; (vi) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, or others having relationships with Seller and Business; or (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), except, with respect to clauses (i) through (iv), to the extent any such change, event, development, fact, occurrence or effect has a disproportionate effect on the Business relative to other Persons engaged in similar industries in which Business operates, in which case, such change, event, development, fact, occurrence or effect shall not be excluded for purposes of determining whether a Material Adverse Effect has occurred.
“Material Clients” has the meaning set forth in Section 3.22.
“Material Contracts” has the meaning set forth in Section 3.9(a).
“Moral Rights” means moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.
“Net Working Capital” means the Current Assets less the Current Liabilities, using only those accounts in the Net Working Capital Detail section of the Estimated Closing Statement for the applicable measurement date, calculated in accordance with GAAP.
“Net Working Capital Target” means [***].

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract or agreement that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL). Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), MIT License, Apache License and any license listed at www.opensource.org).
“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.
“Other Acquired Assets” means, in each case relating to the Business, (a) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal audit records, operating manuals, personnel records (but only to the extent transfer is permitted under applicable law), client and supplier lists and files, preprinted materials, and other similar items in the possession or under the control of Seller or in the possession or under the control of any Seller’s Affiliates or their representatives; (b) all rights to all telephone numbers, contact information and client symbols or designs; (c) all intangible assets owned by Seller, including Intellectual Property and rights therein, including all Software owned by Seller and used by or relating to the Business as of the Closing Date; (d) all payments, deposits (including security deposits) and prepaid expenses; (e) all inventory, including all work-in-process and finished products created by Seller; (f) all furnishings, furniture, fixtures, office equipment and supplies and other accessories related thereto, vehicles and other tangible property used or useful in the Business, in each case, wherever located and including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such materials; (g) all Permits; (h) all laptops, servers (including email servers), printers and other equipment with the ability to store or otherwise retain data; (i) all claims and causes of action against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable); (j) domain name registrations, and all IP addresses, registered to or under the direct or indirect control of Seller; and (k) all other properties, assets and rights owned by Seller as of the Closing Date, or in which Seller has an interest.
“Parties” means Buyer, Alkami Parent, Seller and the Seller Principals.

“Patent” has the meaning provided in the definition of “Intellectual Property.”
“Payoff Letter” has the meaning set forth in Section 2.6(c).
“Permitted Liens” means any (a) mechanic’s, materialmen’s and similar liens, arising or incurred in the ordinary course of business for amounts not yet delinquent relating to obligations as to which there is no default on the part of Seller, (b) statutory liens for Taxes not yet due and payable, (c) statutory liens for Taxes the amount or validity of which are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP on the Financial Statements, and (d) purchase money liens and liens securing rental payments under capital lease arrangements, none of which are delinquent or in default.
“Permits” has the meaning set forth in Section 3.15.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).
“Personal Data” means any information that, alone or in combination with other information held by Seller, can be used to specifically identify a Person or a specific device, any non-personally identifying information, including aggregate or de-identified data, and any information collected automatically, including data collected through a mobile or other electronic device; provided, however, Seller Principals’ personal, non-Business related, contact information is excluded from Personal Data.
“Personal Property” has the meaning set forth in Section 3.7(a).
“PPP Loan” has the meaning set forth in Section 3.29(a).
“PPP Lender” has the meaning set forth in Section 3.29(a).
“Privacy Agreements” has the meaning set forth in Section 3.12(n).
“Privacy and Data Security Policies” has the meaning set forth in Section 3.12(p).
“Privacy Laws” has the meaning set forth in Section 3.12(n).
“Proprietary Information Agreements” has the meaning set forth in Section 3.12(i).
“Purchase Price” has the meaning set forth in Section 2.1.
“Real Property” has the meaning set forth in Section 3.10(b).

“Reference Price” has the meaning set forth in Section 2.8(b)(v).
“Release” has the meaning set forth in Section 3.17(c)(iii).
“Restricted Period” has the meaning set forth in Section 6.7(a)(i).
“Restrictive Covenants” has the meaning set forth in Section 6.7(b).
“Second Earn-Out Period” has the meaning set forth in Section 2.8(b)(vi).
“Securities Act” means Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble.
“Seller Disclosure Schedule” means the Schedules provided by Seller in response to the representations, warranties and covenants in Article III and Article VI.
“Seller Intellectual Property” means any and all Intellectual Property used by Seller, held for use in or necessary to the conduct of the Business as now conducted and as proposed to be conducted.
“Seller Indemnified Party” has the meaning set forth in Section 7.3.
“Seller Owned IP” means any and all Intellectual Property that is owned or purported to be owned (in each case whether owned singularly or jointly with a third party or parties) by Seller.
“Seller Principals” has the meaning set forth in the preamble.
“Seller Products” means all products (including Software) and services (including Software as a service) of Seller developed (including products and services currently under development), including any plugins, libraries and APIs, that have been manufactured, deployed, made commercially available, marketed, distributed, provided, hosted, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of Seller since its inception, or with respect to which Seller currently intends to do the same within twelve (12) months after the Closing Date.
“Seller Registered IP” means any and all Seller Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority (including domain name registrars), or any applications for any of the foregoing.
“Seller Transaction Expenses” means (a) all of the fees, expenses and other payments (including compensatory payments) incurred by Seller, the Seller Principals or any of their respective Affiliates in connection with the transaction contemplated by this Agreement (on its own behalf and on behalf of any Seller Principal), including any attorneys’ fees or accountants’ fees for counsel to Seller or the Seller Principals or broker’s fees to be paid by Seller, the Seller Principals or of their respective Affiliates, and (b) any sale, change-of-control, “stay-around,” retention, other bonuses, severance, compensation or other payments paid or payable as a result of or in connection with the transactions contemplated by this Agreement, together with Seller’s share of any payroll Taxes attributable to such amounts.
“Shrink Wrap Code” means commercial off the shelf software on standard customer terms with annual aggregate payments of $5,000 or less.
“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.
“Tax” or “Taxes” means (i) any and all taxes, however denominated, payable to a Governmental Authority, the liability for which is imposed by law, which taxes shall include, but not be limited to, all net income, gross income, gross receipts, franchise, excise, occupation, estimated, alternative minimum, add-on minimum, premium, windfall profit, profits, gains, net worth, paid up capital, capital stock, greenmail, sales, use, ad valorem, value added, retailers’ occupation, stamp, natural resources, environmental (including taxes under Section 59A of the Code), real property, personal property, escheat, abandonment, unclaimed property, custom, duty, transfer, recording, registration, documentation, leasing, insurance, social security, employment, severance, workers’ compensation, impact, hospital, health, unemployment, disability, payroll, license, service, service use, employee or other withholding, or other tax, levies, assessments, duties, tariffs, imposts or other similar governmental charge, of any kind whatsoever, including any interest, penalties, fees or additions to Tax that may become payable in respect thereof, and (ii) any liability in respect of amounts described in clause (i) arising as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, whether as a successor to or transferee of another person or by contract.
“Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit or collection of any Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
“Third Party Claim” has the meaning set forth in Section 7.5(a).
“Total Tax Consideration” has the meaning set forth in Section 2.4.
“Trade Secret” has the meaning provided in the definition of “Intellectual Property.”

“Trademark” has the meaning provided in the definition of “Intellectual Property.”
“Transaction Documents” means all agreements and instruments contemplated by and being delivered pursuant to or in connection with this Agreement, including this Agreement, the Assignment and Bill of Sale, the Assumption Agreement, the Assignment of Intellectual Property and the Transition Services Agreement.
“Transition Services Agreement” has the meaning set forth in Section 2.6(k).
“Transfer Taxes” has the meaning set forth in Section 6.1(a).
“Transferred Employee” has the meaning set forth in Section 6.3(a)(ii).
“Warranty Obligations” has the meaning set forth in Section 3.25.
VIII.11Entire Agreement. This Agreement, the other Transaction Documents, the Preamble and the Exhibits and Schedules attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings or letters of intent among any of the Parties.
VIII.12Third Parties. Except as set forth in Article VII, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
VIII.13Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).
VIII.14Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or applicable law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller or Seller Principals that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.
VIII.15Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.
VIII.16Arbitration. Except with respect to any claims, disputes or controversies arising out of or in connection with the matters addressed in Sections 2.3, 2.4, 2.8, and 6.7, and as otherwise expressly provided in this Agreement, all claims, disputes, or controversies arising out of or in connection with this Agreement shall be determined by binding arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted in the English language by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having reasonable experience in transactions of the type provided for in this Agreement and who is chosen by the AAA. Judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. The costs and fees of AAA for any arbitration proceeding shall be borne equally between the Parties.
VIII.17Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement, that is not subject to arbitration, brought by any Party or its, his or her successors or assigns against the other Party or Parties shall be brought and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein or to enforce any judgment, decree or award rendered by an arbitrator, or to seek injunctive relief as permitted under this Agreement. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
VIII.18WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
VIII.19Service of Process. Each of the Parties irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.17 hereof in any such action or proceeding by giving copies thereof by hand-delivery of air courier to his, her or its address as specified in or pursuant to Section 8.1 hereof. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.
VIII.20Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, could occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to remedy breaches or threatened breaches of this Agreement (without posting a bond or other security) and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity and that any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Any such action for injunction or equitable relief referenced herein may be filed in any court of competent jurisdiction, notwithstanding the limitations of Section 8.17 above.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.
SELLER
MK DECISIONING SYSTEMS, LLC

By:    /s/ Har Rai Singh Khalsa
Name:    Har Rai Singh Khalsa
Its:    Chief Executive Officer
SELLER PRINCIPALS
MORSHIKH, LP

By:    /s/ Jodha Singh Khalsa
Name:    Jodha Singh Khalsa
Its:    General Partner

/s/ Guru Dharam Khalsa
Guru Dharam Singh Khalsa

/s/ Har Rai Singh Khalsa
Har Rai Singh Khalsa

FOR PURPOSES OF ARTICLE VII AND ARTICLE VIII ONLY.

/s/ Jodha Singh Khalsa
Dr. Jodha Khalsa

BUYER

ALKAMI MANTRA, LLC

By:    /s/ Doug Linebarger
Asset Purchase Agreement Signature Page

Name:    Doug Linebarger
Its:    Secretary
ALKAMI PARENT

ALKAMI TECHNOLOGY, INC.

By:    /s/ Doug Linebarger
Name:    Doug Linebarger
Its:    Secretary

Asset Purchase Agreement Signature Page

EXHIBITS
Exhibit A    Assignment and Bill of Sale
Exhibit B    Tax Certificate
Exhibit C    Transition Services Agreement
Exhibit D    Assumption Agreement